SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SAFECO CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2005 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

Seattle, Washington
Dear Shareholder:	March 28, 2005

You are invited to attend the annual meeting of the shareholders of Safeco Corporation. It will be held on May 4, 2005 at 11:00 a.m., in the Safeco Auditorium at Safeco Plaza. The street address for Safeco Plaza is 4333 Brooklyn Avenue N.E., Seattle, Washington 98185.

At the meeting, we will consider and vote on the following matters, which are described in more detail in this proxy statement:

1.	Election of four directors, each to serve a term of three years;

2.	Ratification of Ernst & Young’s appointment as our independent registered public accounting firm;

3.	Adoption of a program to qualify executive compensation for tax deductibility;

4.	Amendments to our long-term incentive plan; and

5.	Any other business that may come before the meeting properly.

Please read this proxy statement carefully to learn more about these and related matters. Our annual report for 2004 is also included to give you more information about our progress.

Your vote is important. Whether or not you plan to attend the meeting in person, please vote your shares by Internet or phone or by returning your proxy card or voting instruction form as soon as possible. Thank you.

Sincerely,

Michael S. McGavick Chairman of the Board, President and Chief Executive Officer

SAFECO CORPORATION

Notice of Annual Meeting of Shareholders

When:	11:00 a.m., Pacific Time, Wednesday, May 4, 2005

Where:	Safeco Auditorium, Safeco Plaza
4333 Brooklyn Avenue N.E., Seattle, Washington 98185

Record Date:	March 7, 2005

Agenda:	1. Election of four directors, each to serve a term of three years;
2. Ratification of Ernst & Young’s appointment as our independent registered public accounting firm;
3. Adoption of a program to qualify executive compensation for tax deductibility;
4. Amendments to our long-term incentive plan; and
5. Any other business that may come before the meeting properly.

The Board of Directors urges you to vote FOR items 1 – 4 above.

More information on all of these matters is included in the following proxy statement. You are entitled to vote on these matters and to attend the annual meeting if you held Safeco shares as of the close of business on our record date, March 7, 2005.

This proxy statement is being sent to Safeco’s shareholders on or about March 28, 2005.

Voting Instructions

YOUR VOTE IS IMPORTANT!

Please vote your shares before the meeting, using the Internet, the phone or your proxy card or voting instruction form. Please vote before the meeting even if you plan to attend. This helps ensure the presence of a quorum at our meeting so that we can transact business. When you vote your shares promptly, you also help save costs we might otherwise incur for additional proxy solicitation.

Voting by Internet or phone is fast and convenient and saves postage and proxy tabulation costs. You may also vote your shares by mail. An addressed envelope is enclosed for your convenience, and no postage is required if you mail it in the United States. Voting now by Internet, phone or mail will not prevent you from changing your vote later. Instructions for changing your vote are given on page 2.

HOW TO VOTE BY INTERNET

24 hours a day – 7 days a week

1. Read this proxy statement.

2. If you’re a registered shareholder, locate your control number on your proxy card. Go to:
http://www.proxyvotenow.com/safc and follow the instructions for casting your vote.

3. If you’re an employee participant in the Safeco Stock Ownership Fund, locate your control number in the e-mail you received from The Bank of New York. Go to
http://www.proxyvotenow.com/safc and follow the instructions for casting your vote. If you’re a non-employee participant in this fund, just follow the instructions in Step 2 above.

4. If you’re a beneficial shareholder (you hold your shares through a bank, broker or other institution), follow the instructions on your voting instruction form.

HOW TO VOTE BY PHONE

Toll-free, 24 hours a day – 7 days a week

1. Read this proxy statement.

2. If you’re a registered shareholder, locate your control number on your proxy card. Call 1-866-252-6915 and follow the instructions given for casting your vote.

3. If you’re an employee participant in the Safeco Stock Ownership Fund, locate your control number in the e-mail you received from The Bank of New York. Call 1-866-252-6915 and follow the instructions for casting your vote. If you’re a non-employee participant in this fund, just follow the instructions in Step 2 above.

4. If you’re a beneficial shareholder (you hold your shares through a bank, broker or other institution), follow the instructions on your voting instruction form.

PLEASE DO NOT SUBMIT A PAPER PROXY CARD OR VOTING INSTRUCTION FORM IF YOU ARE VOTING BY INTERNET OR PHONE.

SAFECO CORPORATION

2005 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

SAFECO CORPORATION

Safeco Plaza, Seattle, Washington 98185

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS—MAY 4, 2005

Questions and Answers about these Materials, Voting and the Meeting

Why have I received these materials?     Safeco’s Board of Directors wants Safeco shareholders to vote at our May 4, 2005 annual shareholders meeting. As a shareholder, you are invited to attend the meeting, and even if you do not attend, the board asks you to vote on the proposals discussed in this proxy statement. Our annual report for 2004 is also included in this package if you’ve received the materials by mail and is available online at www.safeco.com/ar.

What information does this proxy statement cover?    The proxy statement includes information on the proposals our shareholders will vote on at the annual meeting, how voting works, the compensation we pay our directors and certain officers, our corporate governance practices and certain other required information.

What proposals are we voting on?    The proposals up for a shareholder vote are:

(1)	Election of four directors, each to serve a three-year term on our Board of Directors. Safeco’s nominees for these positions are Joseph W. Brown, Phyllis J. Campbell, Kerry Killinger and Gary Locke, each of whom is currently a Safeco director. You can read more about them on page 3.

(2)	Ratification of our selection of Ernst & Young to be our independent registered public accounting firm for 2005. You can read more about Ernst & Young on page 4.

(3)	The adoption of a program to qualify executive compensation for tax deductibility, described in more detail starting on page 5.

(4)	Certain amendments to our long-term incentive plan, described in more detail starting on page 6.

How does the board recommend I vote on these proposals?    The board recommends that you vote “FOR” all of the above proposals.

Who is entitled to vote on these proposals?    If you owned Safeco shares as of the close of business on the record date, March 7, 2005, you are entitled to vote on these proposals.

What is the record date and what does it mean?    The record date for the 2005 annual meeting of shareholders is March 7, 2005. Owners of our common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote their shares at or before the meeting.

How many shares can be voted?    On March 7, 2005, there were 127,293,398 shares of Safeco common stock outstanding. All of these shares may be voted, and they are our only class of voting stock outstanding. You have one vote for each share of Safeco common stock that you own.

How do I cast my vote?    If you are a registered shareholder, meaning that your name and shareholdings are registered with our transfer agent, you may vote by any one of the following methods: (1) Internet, (2) phone, (3) mail, using your proxy card, or (4) in person at the meeting. When you vote your shares before the meeting, you are instructing another person to vote your shares for you at the meeting in the manner that you indicate. These persons, called proxies, are named on your proxy card.

If, like many shareholders, you are a beneficial shareholder and hold your shares in “street name,” meaning that you hold your shares through a bank, broker or other institution, you must instruct that institution how to vote your shares. They will usually provide you with an appropriate voting instruction form when they send you this proxy statement.

What if I am a Safeco Stock Ownership Fund participant?    If you participate in the Safeco 401(k)/Profit Sharing Retirement Plan’s Safeco Stock Ownership Fund, you may instruct Wells Fargo, the plan administrator and named fiduciary for voting purposes, how to vote the shares allocated to your account. Unless you are a current employee of Safeco, you will receive a voting card in the mail from The Bank of New York, Safeco’s tabulator of proxy votes. The card will show the number of units held in your plan account and will permit you to give instructions for voting the allocable shares those units represent. Please follow the instructions on the card. Current employees will receive an e-mail from the Bank of New York with instructions for voting by Internet or phone. As explained on the card or in the e-mail, your Internet, phone or written instructions will serve to inform Wells Fargo how to cast your vote. If you do not give timely voting instructions, Wells Fargo will vote your shares in the same proportion as the Safeco Stock Ownership Fund shares that were voted. For example, suppose 70% of the shares in the fund that voted were for a proposal, and 30% of the shares were against it. If you held 100 shares through the fund and didn’t vote, your shares would be voted 70 in favor and 30 against the proposal.

Other parts of this Questions and Answers section refer to registered shareholders and beneficial shareholders. For purposes of these Questions and Answers, Safeco Stock Ownership Fund participants should refer to the instructions for registered shareholders.

How can I change or revoke my vote?    If you are a registered shareholder, you can revoke your proxy or change your vote in one of these ways:

(1)	If you voted by Internet or phone, by casting a new vote by the method you used previously no less than 48 hours before the meeting;

(2)	If you voted by proxy card, by delivering another proxy card dated after your prior proxy card no less than 48 hours before the meeting;

(3)	Regardless of the method you used to cast your previous vote, by attending the meeting and voting in person; and

(4)	Regardless of the method you used to cast your vote, by delivering a written notice of revocation of your vote no less than 48 hours before the meeting to the Secretary of Safeco at Safeco Plaza, Seattle, Washington 98185.

If you are a beneficial shareholder, you should contact the institution that holds your shares directly to change your vote.

What is the quorum requirement?    No proposal may be acted on unless we establish a quorum at our meeting. To establish a quorum, we need to have represented at the meeting, either in person or by proxy, at least a majority of our outstanding shares as of the record date.

What is the vote required to pass a proposal?    Once a quorum is present, under Washington State law, the director candidates, of which there are four, who receive the four highest numbers of votes cast will be elected. For Proposal 2 (the ratification of accountants) to pass, Washington law requires that the proposal must receive more votes in favor of it than against it. Proposal 3, regarding our program to qualify executive compensation for tax deductibility, is subject to an Internal Revenue Code requirement that the plan receive approval by a majority of the total votes cast on the proposal. Proposal 4, regarding amendments to our long-term incentive plan, is subject to a Nasdaq rule that similarly requires that the plan receive a majority of the total votes cast.

How are abstentions counted?    If you affirmatively abstain from voting on a proposal, your vote will not count as a vote cast for or against Proposals 1 or 2, regarding our directors and accountants, but will count as a vote against Proposals 3 and 4, regarding tax deductibility of executive compensation and amendments to our long-term incentive plan. Affirmative abstentions will be represented at the meeting and will count toward establishing a quorum.

If you are a registered shareholder and you do not vote, your shares will not be represented at the meeting and will not affect the outcome of our proposals. If you are a registered shareholder and return a blank but signed proxy card, your shares will be voted in the manner recommended by the Board of Directors, which is for Proposals 1 through 4.

What are broker non-votes, and how are they counted?    If you are a beneficial shareholder and do not vote (that is, you do not give voting instructions to your broker), your broker may have discretionary authority to vote your shares for you on certain proposals that are considered routine matters. When a broker votes a client’s shares on some but not all of the proposals, the missing votes are called broker non-votes. If broker non-votes occur at our meeting, the shares in this category will count toward the establishment of a quorum, but the broker non-votes will have no effect on the outcome of those proposals on which the broker does not or cannot vote.

Are the proxy statement and annual report available online?    Yes. This proxy statement and our annual report for 2004 are available at www.safeco.com/ar.

How can I request electronic delivery of my proxy materials?    If you are a registered shareholder, you may elect to receive future proxy materials electronically in any of the following ways:

•	When you vote online;
•	When you vote by phone;
•	By e-mailing The Bank of New York, our transfer agent, at shareowners@bankofny.com; or
•	By checking the appropriate box on your proxy card.

If you request electronic delivery, and you are a registered shareholder, you will receive a proxy card by mail that will show you the Internet link to use for viewing our proxy statement and annual report online.

If you are a beneficial shareholder, please contact your bank, broker or other institution through which you hold your shares to request electronic delivery, or if available, follow the instructions on your voting instruction form.

If I request electronic delivery, may I still get paper copies?    Yes. Paper copies of our annual report and proxy statement are available to you on request. Registered shareholders may request paper copies by calling The Bank of New York at (800) 524-4458 or by contacting our Investor Relations department by e-mail at ir@safeco.com or by phone at (877) 947-7232 and selecting option “5” to speak with a representative. Beneficial shareholders (those who hold their shares through a bank, broker or other institution) may contact that institution to request paper copies of our proxy materials or contact our Investor Relations department.

We used to get multiple copies of these materials, but now we only get one. Why?     If you and others at your mailing address hold stock through a bank, broker or other institution, you were probably notified that your household would start receiving only one annual report and proxy statement for each company whose stock you hold that way. This practice is known as “householding.” Its purpose is to reduce the volume of duplicate information you receive and to reduce associated printing and postage costs. Unless you responded that you did not want to participate in householding, your household will receive just a single copy of the proxy statement and annual report, accompanied by separate voting instruction forms for each shareholder. If you want to receive multiple household copies in the future, please contact the bank, broker or other institution through which you hold your shares.

I’m a registered shareholder – may I request householding?    No. Based on our analysis, the number of registered shareholders who are eligible for householding does not justify the expense of administering a householding program at this time. Safeco performs this analysis annually and will let you know of any changes to this policy.

Who is soliciting my vote, and who is paying for this?    The Board of Directors is soliciting your proxy on behalf of Safeco, and Safeco is paying all expenses of soliciting proxies for this meeting. We have retained Georgeson Shareholder Communications Inc., of New York, N.Y., to help us solicit proxies personally or by mail, phone or Internet. We anticipate that the cost for this service will be $6,500 plus reasonable out-of-pocket expenses. We will also reimburse banks, brokers and similar institutions for reasonable expenses incurred in forwarding proxy solicitation materials to beneficial shareholders. Safeco management expects to solicit proxies only through the mail, but if proxies are not received promptly, our employees also may solicit proxies personally or by mail, phone or Internet.

Proposal 1:  Election of Directors

Safeco’s Board of Directors consists of 10 directors. For election purposes, the board is divided into three classes. At our 2005 annual meeting, shareholders will elect four nominees to serve three-year terms ending at the 2008 annual meeting or later, if more time is necessary to elect and qualify their successors. Under our Restated Articles of Incorporation, a shareholder may vote each share held for each director position only once per election; in other words, the Articles do not provide for cumulative voting.

2005 Nominees for Director

Class I—Term Expires at 2005 Annual Meeting

Joseph W. Brown, 56, has been one of our directors since 2001. Mr. Brown has served as Chairman of MBIA Inc., a financial services company, since 1999, and served as MBIA’s Chief Executive Officer from 1999 to May 2004. Prior to that, he was Chairman, President and Chief Executive Officer of Talegen Holdings, Inc., formerly the insurance holdings operation of Xerox Corporation, from 1992 through 1998. Before joining Talegen, Mr. Brown was President and Chief Executive Officer of Fireman’s Fund Insurance Company.

Phyllis J. Campbell, 53, has been one of our directors since 1994. Ms. Campbell has served as President and Chief Executive Officer of The Seattle Foundation, a charitable organization, since 2003. Before that, she was Chair of the Community Board of U.S. Bank, Washington, a division of U.S. Bancorp. She served as President of U.S. Bank, Washington from 1993 until her retirement in 2001. She is also a director of Puget Energy, Inc., a public utility holding company, and its wholly owned subsidiary, Puget Sound Energy, Inc., Nordstrom, Inc., a fashion specialty retailer, and Alaska Air Group, Inc., a commercial airline.

Kerry Killinger, 55, has been one of our directors since January 2003. He is the Chairman and Chief Executive Officer of Washington Mutual, Inc., a financial services company, and served as that company’s Chairman, President and Chief Executive Officer from 1991 through January 2005. He began serving as the President and as a director of that company in 1988, as its Chief Executive Officer in 1990, and as its Chairman of the Board of Directors in 1991.

Gary Locke, 55, joined our Board of Directors on February 16, 2005. Mr. Locke is a Partner at the Seattle law firm of Davis Wright Tremaine LLP. Mr. Locke served as the Governor of Washington State from 1997 to 2005. From 1994 to 1997 he served as the chief executive of King County in Washington State. He was elected to the Washington State House of Representatives in 1982, where he served on the House Judiciary and Appropriations Committees, in his final five years as chair of the House Appropriations Committee.

The Board of Directors unanimously recommends that you vote “FOR” each of the above director nominees.

Continuing Directors

Class II—Term Expires at 2006 Annual Meeting

Joshua Green III, 68, has been one of our directors since 1981. Mr. Green is Chairman and Chief Executive Officer of

the Joshua Green Corporation, a family investment firm, and Chairman of its wholly-owned subsidiary, Sage Manufacturing Corporation, a manufacturing company.

William G. Reed, Jr., 66, has been one of our directors since 1974 and served as our Lead Director from May 2000 until the 2004 annual meeting. Mr. Reed was Chairman of the Board of Directors of Safeco from January 30, 2001 until January 1, 2003, and served as our Acting Chairman and Acting Chief Executive Officer for a one-month period from January 1, 2001 through January 30, 2001. Mr. Reed was the Chairman of Simpson Investment Company, a private forest products holding company, until his retirement in 1996. He is also a director of PACCAR Inc., a truck manufacturing company, and Washington Mutual, Inc., a financial services company, and its subsidiary, Washington Mutual Bank.

Judith M. Runstad, 60, has been one of our directors since 1990. Mrs. Runstad has been Of Counsel to the Seattle law firm Foster Pepper & Shefelman PLLC since 1998 and was a Partner with that firm from 1978 to 1998. She is also a director of Wells Fargo & Company, a diversified financial services company, and Potlatch Corporation, a forest products company.

Class III—Term Expires at 2007 Annual Meeting

Robert S. Cline, 67, has been one of our directors since 1992. Mr. Cline has served as our Lead Director since the 2004 annual meeting. Mr. Cline was Chairman of the Board of Directors and Chief Executive Officer of Airborne, Inc., an air freight carrier, from 1984 until his retirement in May 2002. He is also a director of Esterline Technologies Corp., an aerospace technology company.

G. Thompson Hutton, 50, has been one of our directors since January 2004. Mr. Hutton is a private equity and venture capital investor based in Palo Alto, California. Mr. Hutton is Managing Partner of Thompson Hutton LLC, providing management and investment advisory services to private equity and venture capital firms and their portfolio companies. Immediately prior to forming Thompson Hutton LLC in 2003, he worked as a private investor in association with Trident Capital, Sutter Hill Ventures and Morgan Stanley Venture Partners. Mr. Hutton served as President and Chief Executive Officer of Risk Management Solutions, Inc., from 1990 to 2000, a provider of products and services for the quantification and management of catastrophe risks. Before 1990, Mr. Hutton was a management consultant at McKinsey & Company, Inc. Mr. Hutton is also a director of Montpelier Re Holdings Ltd., a reinsurance company.

Michael S. McGavick, 47, has been our President, Chief Executive Officer and a director since January 30, 2001 and Chairman of the Board since January 1, 2003. Mr. McGavick was President and Chief Operating Officer of CNA Agency Market Operations from October 1997 until January 2001, and President of CNA’s Commercial Lines group from January 1997 until October 1997, and held a series of executive positions with CNA from 1995 through October 1997. He was Director of the Superfund Improvement Project for the American Insurance Association from 1992 to 1995.

Proposal 2:  Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee is responsible for the appointment, termination, compensation and oversight of the audit work of our independent registered public accounting firm, which serves as our independent auditor. The Audit Committee has appointed Ernst & Young to serve as our independent registered public accounting firm for 2005. Ernst & Young also served as our accounting firm for 2004.

We are not required to submit to a vote of the shareholders for ratification our selection of independent registered public accounting firm, but the Audit Committee recommended that the board submit this matter to shareholders as a matter of good corporate practice. If the shareholders fail to ratify selection of Ernst & Young as our independent registered public accounting firm, the Audit Committee will reconsider whether to retain that firm. The Audit Committee may then retain Ernst & Young or another firm without re-submitting this matter to a shareholder vote. Even if the shareholders ratify Ernst & Young’s appointment, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Safeco and its shareholders.

A representative of Ernst & Young will be at the annual meeting and will have an opportunity to make a statement and to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote “FOR” ratification of Ernst & Young’s appointment as our independent registered public accounting firm.

Proposal 3:  Approval of a Program to Qualify Executive Compensation for Tax Deductibility

On February 2, 2005, our Board of Directors, on the recommendation of our Compensation Committee and subject to shareholder approval, adopted a program to qualify currently non-deductible executive compensation under the Internal Revenue Code’s criteria for tax deductibility. The board directed that this program, called the Safeco Performance Incentive Compensation Plan, or PIC Plan, be submitted to shareholders for approval so that the payment of bonus awards under it to our Chief Executive Officer and our four other most highly compensated executive officers will be fully deductible as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. We are submitting the PIC Plan for shareholder approval as required by Section 162(m) of the Code. The PIC Plan is not intended as a new compensation program but is intended as a way to maximize deductibility of compensation.

Below is a summary of the material terms of the PIC Plan. The full text of the plan, which is attached as Appendix A, and incorporated into this proxy statement by reference, qualifies this summary of its terms.

Summary of Terms

Purpose.    The primary purpose of the PIC Plan is to pay our executives appropriate bonuses for their performance and to secure, for federal income tax purposes, the deductibility of bonus awards made under the PIC Plan. Accordingly, the bonus awards are intended to constitute “qualified performance-based compensation” under Section 162(m).

Administration – The Compensation Committee.    The Compensation Committee of the Board of Directors is responsible for administering the PIC Plan. Each member of the committee is an “outside director” as defined for purposes of Section 162(m).

Eligibility.    Participation is limited to the CEO and our four other most highly compensated officers (within the meaning of Section 162(m)). In general, to participate in the PIC Plan, an eligible employee must be employed by Safeco or its affiliates on the last day of the bonus year.

Performance-Based Compensation Under Section 162(m).    In order for a participant to earn a bonus award under the PIC Plan, Safeco’s return on equity for the bonus year must be equal to or greater than 8%. If the return on equity for the bonus year is less than 8%, no bonus award will be payable for that period. The Compensation Committee may determine it is appropriate to pay less than the maximum bonus award amount, but not more. For purposes of the PIC Plan, return on equity means, for each bonus measurement period, the percentage equal to the fraction expressed as (1) after-tax operating earnings, over (2) average total common shareholders’ equity.

After-tax operating earnings means, for each bonus measurement period, Safeco’s net income from continuing operations, as reported on its income statement for the bonus measurement period, adjusted to eliminate (1) the after-tax effects of net realized investment gains or losses, (2) the after-tax impact of any restructuring charges, and (3) the effect of significant, unusual and/or nonrecurring events. Average total common shareholders’ equity means the average of Safeco’s total common shareholders’ equity as reported on its balance sheet at the beginning and end of the bonus measurement period, each value further adjusted to eliminate after-tax unrealized appreciation or depreciation of fixed maturity investments.

The maximum bonus award for any participant may not exceed $6,000,000 cash and 300,000 shares, share equivalents or a combination thereof. Award amounts will be based upon company and individual performance and competitive pay levels. Under Mr. McGavick’s present employment agreement, the maximum bonus amount he may be awarded is 240% of base salary and unlimited shares and share equivalents. Mr. McGavick’s base salary for 2005 is $1,150,000.

After the end of each bonus year, the Compensation Committee will certify in writing whether the stated performance goal has been satisfied and determine the amount of bonus to be awarded to each participant. The committee may reduce but not increase the maximum bonus award for any individual participant.

Payment of Bonus Awards.    All bonus awards will be paid in cash and stock options, shares or share equivalents at such times and on such terms as are determined by the Compensation Committee. Participants will be permitted to defer payment of all or a portion of their bonus awards in accordance with the terms of our Deferred Compensation and Supplemental Benefit Plan for Executives, or DCP.

Termination and Amendment.    The PIC Plan will remain in effect until it is terminated by the Board of Directors. Before that date, the Board of Directors may amend the PIC Plan at any time, except that, to the extent it would cause the PIC Plan to fail to qualify as “qualified performance-based compensation,” the Compensation Committee will not have the power to change the material terms of the performance goals unless (i) the committee establishes the modified performance goals no later than the deadline established under

Section 162(m), and (ii) no bonus awards are paid under the modified performance goals until after the material terms of the modified performance goals are disclosed to and approved by our shareholders. No amendment that adversely affects a participant’s right to or interest in a bonus awarded by the committee prior to the date of an amendment can be effective unless the participant agrees to the amendment in writing.

Federal Income Tax Consequences

A participant will be taxed at ordinary income rates on a bonus award, if any, in the year in which it is actually received. If a participant properly elects to defer a portion of the bonus award to our Deferred Compensation Plan, or any successor plan, the participant will generally be entitled to defer the recognition of income. Subject to the provisions of Section 162(m), we will receive a federal income tax deduction corresponding to the amount of income recognized by the participant.

If the PIC Plan is not approved by our shareholders, bonus awards for calendar year 2005 for our Chief Executive Officer and our four other most highly compensated officers will not be paid under the PIC Plan and any discretionary bonuses paid to such individuals may not be deductible under Section 162(m) to the extent that, when combined with other nonexempt compensation, they exceed the Internal Revenue Code’s $1 million limit.

The Board of Directors unanimously recommends that you vote “FOR” the PIC Plan (plan to qualify executive compensation for tax deductibility).

Proposal 4:  Approval of the Safeco Long-Term Incentive Plan of 1997,

as Amended and Restated February 2, 2005

Overview

On February 2, 2005, our Board of Directors approved, on the recommendation of our Compensation Committee and subject to shareholder approval, amendments to the Safeco Long-Term Incentive Plan of 1997, or the LTIP. We are asking shareholders to approve the amended LTIP at our annual meeting. Our employees, officers and directors may participate in the LTIP. Approximately 9,200 employees are eligible to receive awards under the LTIP, although it is not anticipated that every eligible employee will receive awards under the LTIP.

The LTIP has been an effective tool for providing incentive compensation to many of our employees, and equity awards have been an element of our compensation since the early 1960s. Last year we transitioned from granting stock options to granting restricted stock rights, or RSRs. During 2005 we will grant only performance measure RSRs to certain eligible employees. As a result of this change and the proposed implementation of our PIC Plan, described in more detail on page 5, our board determined it was appropriate to make certain changes to the LTIP.

A key purpose for the amendments to the LTIP is to eliminate the three million share limitation on the issuance of RSRs and performance stock rights, or PSRs, so that the remaining shares reserved for issuance under the LTIP can be used for all types of awards, including performance measure RSRs. An additional purpose is to coordinate the LTIP with the PIC Plan. In the future, the PIC Plan, rather than the LTIP, is expected to meet the requirements for the performance-based compensation exception from the $1 million limitation on deductible compensation under Section 162(m) of the Internal Revenue Code. We expect to issue awards under the LTIP to certain eligible employees after our Compensation Committee determines incentive amounts under the PIC Plan.

Summary of the LTIP, as Amended

Below is a summary of the material terms of the LTIP, as amended. The full text of the amended plan, which is attached as Appendix B and incorporated into this proxy statement by reference, qualifies this summary of its terms.

Administration

The Compensation Committee of our Board of Directors administers the LTIP. Under the LTIP, the Board of Directors can delegate administration to a committee consisting of no fewer than two board members, each of whom is an “outside director” as defined under Section 162(m) of the Code. In addition, if the committee does not also consist solely of “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, the LTIP will be administered by a subcommittee appointed by the board consisting of at least two such non-employee directors. To the extent permitted by applicable law, the board may also authorize one or more senior executive officers to grant awards within limits prescribed by the committee or the board.

The Compensation Committee has the authority to determine, in its sole discretion, all matters relating to awards under the LTIP, including the:

•	Selection of individuals who will receive awards;

•	Type of awards;
•	Number of shares of common stock subject to an award;
•	Terms, restrictions and limitations, if any, of an award; and
•	Terms of any instrument that evidences an award.

The Compensation Committee may accelerate the exercisability or waive restrictions on awards and may permit deferral of payments in connection with awards. The committee has the exclusive authority to interpret the LTIP and may adopt, amend and rescind rules and procedures relating to it. Except for adjustments to reflect certain changes in capital structure, the committee may not, without shareholder approval, cancel an outstanding stock option for the purpose of replacing or re-granting the option with an exercise price that is less than the exercise price of the original option, or amend an outstanding option to reduce its exercise price.

Shares under the LTIP

The number of shares of common stock that may be issued under the LTIP is 12 million. Of that number, 3,817,853 shares remained available for issuance as of December 31, 2004. Subject to adjustment to reflect changes in Safeco’s capital structure, a stock option grant to an individual may not exceed 750,000 shares in any calendar year (or 300,000 shares in the case of PIC Plan participants).

Shares of Safeco’s common stock covered by an award will not be counted as used unless and until they are actually issued and delivered to an individual. Shares used for tax withholding or payment of an option exercise price do not reduce the plan share limit. Similarly, awards settled in cash, dividend equivalent shares and forfeited shares do not reduce the overall plan share limit. If an award lapses, expires, terminates or is canceled before the issuance of shares, such shares will again be available for issuance under the LTIP.

The committee may also grant substitute awards if Safeco acquires or is merged with another entity that provides for equity awards. Substitute awards will not reduce the number of shares authorized for issuance under the LTIP.

Awards

The Compensation Committee has authority to grant RSRs, PSRs, stock options, stock appreciation rights, or SARs, and stock. In the committee’s discretion, it may condition the grant of any award on the holder’s agreement to forfeit unexercised awards and pay the value of exercised or settled awards to Safeco if the holder competes with Safeco or otherwise acts contrary to Safeco’s interests while employed by Safeco or within a specified period following termination of employment or the exercise or settlement of an award.

A holder may only assign or transfer an award with Compensation Committee approval. Recipients may designate one or more beneficiaries who may exercise an award or receive payment under the award upon such recipient’s death.

Restricted Stock Rights (RSRs).    RSRs entitle the recipient to receive a stated number of shares of Safeco’s common stock after a stated period of continuous employment or, following retirement, service on the Board of Directors or in another capacity approved by the committee, or after meeting certain performance goals. The committee has full authority to select who receives RSRs, to specify the number of shares of stock subject to the award in its sole discretion or on whatever basis it determines appropriate, including, without limitation, performance measures, to establish the performance goals, to establish the restricted period and to establish all other terms, conditions and definitions that govern the RSRs. At the time an RSR is granted, the committee designates the length of any restricted period or performance goals. Any restricted period may not extend beyond the fifth anniversary date of an employee’s termination of employment. During the restricted period, holders of unexpired RSRs receive dividend equivalents with respect to their RSRs. At the expiration of each restricted period or the attainment of performance goals, and provided all conditions relating to an RSR have been met, Safeco will issue to the holder the shares of stock that relate to such restricted period or performance goal, or, at the discretion of the committee, Safeco may make a cash payment to the holder in an amount equal to the fair market value of such shares (or any portion thereof) determined as of the settlement date or, alternatively, over such period as may be established by the committee at the time of grant.

If the holder of an RSR fails to attain the performance goals or to satisfy the employment or service requirements of the RSR (for instance, if the holder is terminated or resigns), the holder loses the right to receive stock or cash under the RSR, except if a holder of an RSR dies, retires or becomes disabled before satisfying such requirements. If that is the case, the holder or the personal representative of the holder’s estate will be issued shares of common stock equal in number to the total number of unissued shares covered by the RSR or, in lieu thereof, at the request of the holder or personal representative, receive a cash payment equal to the fair market value of such shares (or any portion thereof) at the date of death, retirement or the disability termination date, as the case may be.

Performance Stock Rights (PSRs).    The Compensation Committee may also grant PSRs that entitle the recipient to receive a stated number of shares of Safeco’s common stock if certain specified performance goals are attained within a three-year or other stated performance period. The committee has full authority to select the employees who receive PSRs, to specify the number of shares of stock subject to each award, to establish the performance goals, to establish the performance cycle and to establish the terms, conditions and definitions that govern the award. During any performance cycle, the committee may adjust the performance goals as it deems appropriate in recognition of unusual or nonrecurring events affecting Safeco, changes in applicable tax laws or accounting principles, or other factors as the committee may determine. However, for any performance cycle before January 1, 2005, the committee may not adjust performance goals for any covered employee for purposes of Section 162(m) of the Internal Revenue Code for the year in which such PSR (or any portion thereof) is settled in a way that would increase the amount of compensation otherwise payable to such covered employee. After a performance cycle (or any interim measurement period within the performance cycle), the committee determines the extent to which a PSR has been earned on the basis of performance in relation to the established performance goals. To the extent the performance goals of a PSR are satisfied, Safeco settles the earned portion of the PSR by the issuance and delivery of stock equal to the number of earned shares, or, at the discretion of the committee, by the payment of cash in an amount equal to the fair market value of the earned shares on the date the PSR would otherwise be settled in shares or by a combination of cash and shares. If the performance goals are not met by the expiration of the performance cycle or the recipient terminates service before the end of the specified service requirement, the PSR will expire and the holder has no further rights under the PSR. Safeco does not make dividend equivalent payments with respect to shares subject to PSRs.

Stock Options.    The Compensation Committee has authority to grant incentive stock options (to employees only) and nonqualified stock options. The committee has broad discretion as to the terms and conditions upon which options are exercisable, but under no circumstances may an option have a term exceeding 10 years from the date of grant. The exercise price of stock options may not be less than 100% of the fair market value of the related shares of common stock on the date of grant. On February 17, 2005, the last sale price of Safeco’s common stock, as reported on Nasdaq, was $48.13 per share. The option price may be paid in cash, in shares of common stock already owned by the participant for at least six months (or any other period deemed appropriate by the committee to avoid adverse accounting consequences to Safeco) valued at their fair market value on the date of exercise, through a cashless exercise facilitated by a broker designated or approved by Safeco, in a combination of these methods or in other forms of consideration as the committee in its discretion may permit.

Stock Appreciation Rights (SARs).    SARs may be granted alone or in tandem with an option. The grant price of a freestanding SAR may not be less than 100% of the fair market value of the related shares on the date of grant and the grant price of a tandem SAR must equal the exercise price of the related option. Upon exercise of a SAR, the holder may obtain payment of an amount equal to the difference between the SAR grant price and the fair market value of the related shares on the date of exercise. At the committee’s discretion, payment upon the exercise of a SAR may be made in shares of Safeco’s common stock, in cash, or partly in shares and partly in cash.

Other Stock-Based Awards.    The Compensation Committee may grant any eligible individual other incentives payable in, or based upon the value of, shares of Safeco’s common stock and subject to such terms and conditions as the committee deems appropriate. Safeco does not extend credit or make similar arrangements to facilitate the exercise or settlement of awards.

Termination of Options and SARs.    If the employment of a holder of an option or SAR is terminated, then, unless otherwise provided by the Compensation Committee, the award may be exercised, to the extent exercisable at the date of termination, within three months following the termination, subject to the following exceptions: (a) if the termination is on account of retirement, then the option or SAR, to the extent exercisable at the date of termination, may be exercised before the expiration of the award’s stated term, but in no event later than the fifth anniversary of the termination date; (b) if the termination is on account of disability, then the option or SAR may be exercised before the earlier of the one-year anniversary of the termination date or the expiration of the term stated in the award agreement; (c) if the termination is caused by the employee’s death, then the option or SAR may be exercised at any time before the expiration of the term stated in the award agreement by the person(s) to whom the employee’s rights pass through a beneficiary designation or by will or operation of law without regard to any continued employment or installment vesting requirements; and (d) if the holder of an award dies following termination of employment and during the period in which the option or SAR is exercisable under either the first or second exception stated above, then, to the extent the option or SAR was vested at the date of the holder’s termination, the option or SAR may be exercised at any time before expiration of the term stated in the award agreement by the person(s) to whom the holder’s rights pass by will or operation of law.

Withholding.    We may require the holder of an award to pay Safeco the amount of (a) any taxes that we are required to withhold with respect to the grant, exercise, payment or settlement of an award and (b) the amounts due from the participant to us. We are not required to issue any shares or otherwise settle an award until such tax withholding obligations and any other obligations are satisfied. The Compensation Committee may permit or require a participant to satisfy all or part of the participant’s tax withholding obligations and other obligations by:

•	Paying cash to Safeco;

•	Having Safeco withhold an amount from any cash amounts otherwise due or to become due from us to the participant;
•	Having Safeco withhold a number of shares of its common stock that would otherwise be issued to the participant (or become vested, in the case of RSRs or stock subject to restrictions) having a fair market value equal to the tax withholding obligations and other obligations; or
•	Surrendering a number of shares of Safeco’s common stock the participant already owns having a value equal to the tax withholding obligations and other obligations.

The value of withheld shares may not exceed the employer’s minimum required tax withholding rate, and the value of tendered shares may not exceed such rate to the extent the participant has owned the tendered shares for less than six months, if such limitations are necessary to avoid adverse accounting consequences to Safeco.

Changes in Capital Structure.    If Safeco’s outstanding shares are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the company or of another corporation because of a reorganization, merger, consolidation, recapitalization, reclassification, stock split, spin-off, combination of shares, dividend payable in shares, rights offering, change in corporate structure, or otherwise, then the Compensation Committee will make proportional adjustments to the maximum number and class of shares subject to the LTIP and to the maximum number and class of shares with respect to which awards may be granted or paid. In addition, in such circumstances the committee will make an appropriate adjustment to the number and class of shares as to which outstanding awards will be exercisable or settled and the per share price of such shares, to maintain the participant’s proportionate interest, without any change in the total price applicable to the unexercised portion of any award. The committee may make adjustments necessary to prevent accretion or to protect against dilution in the number and kind of shares authorized by the LTIP and with respect to outstanding awards in the number and kind of shares covered by an award and in the applicable exercise price of outstanding awards. In the event of an extraordinary cash dividend or a business combination in which Safeco shareholders receive cash, the committee may adjust the exercise prices of outstanding awards in order to maintain the intrinsic value of such awards.

Change in Control.    If, while any award granted under the LTIP remains outstanding, a change in control (as defined in the LTIP) of Safeco occurs, then:

•	All stock options and SARs outstanding at the time of the change in control will become exercisable in full immediately before the change in control;
•	All restrictions with respect to RSRs will lapse and the holder will receive cash in settlement;
•	All outstanding PSRs, to the extent deemed earned, will become immediately payable in cash, with the remainder of each PSR canceled for no value; and
•	All other restrictions on outstanding awards not described above will lapse, and such awards will be fully vested.

Amendment and Termination.    The LTIP may be suspended, amended or terminated at any time by the Board of Directors, provided that, to the extent required by Section 422 of the Internal Revenue Code or any other applicable law, any amendment must receive the approval of Safeco’s shareholders at the next annual or special meeting of shareholders after adoption of the amendment by the board.

Federal Income Tax Consequences

Restricted Stock Rights, Performance Stock Rights and Stock Appreciation Rights.    Generally, when a participant receives payment with respect to RSRs or PSRs or exercises a SAR, the amount of cash and the fair market value of the shares received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to Safeco.

Incentive Stock Options.    When an option holder exercises an incentive stock option while employed by Safeco or one of its subsidiaries or within the three-month period after termination of employment (one-year period if termination is for disability), no ordinary income will be recognized by the holder at that time. The excess (if any) of the fair market value of the shares acquired upon such exercise over the option price (the spread) will be an adjustment to the taxable income of the holder for alternative minimum tax purposes. If the shares acquired upon exercise are not disposed of before the expiration of one year after the date of transfer and two years after the date of grant of the option, the excess (if any) of the sales proceeds over the aggregate option price of such shares will be long-term capital gain, and Safeco will not be entitled to any tax deduction with respect to such gain. If the shares are disposed of before the expiration of such periods (a disqualifying disposition), the spread (up to the amount of the gain on the disqualifying disposition) will be taxed as ordinary income at the time of such disqualifying disposition, and Safeco will be entitled to a tax deduction in a like amount. If an option holder exercises an incentive stock option more than three months after termination of employment (one year if termination is for disability), the tax consequences are the same as described below for nonqualified stock options.

Nonqualified Stock Options.    When an option holder exercises a nonqualified stock option, the difference between the option price and any higher fair market value of the shares on the date of exercise will be ordinary income to the option holder and will be allowed as a deduction to Safeco for federal income tax purposes. When the holder disposes of shares acquired by exercise of the option, any amount received in excess of the market value of the shares on the date of exercise will be treated as long-term or short-term capital gain, depending on the holding period of the shares. If the amount received is less than the market value of the shares on the date of exercise, the loss will be treated as long-term or short-term capital loss, depending on the holding period of the shares.

Stock-for-Stock Exchanges.    Additional special rules apply if the exercise price for an option is paid for in shares previously owned by the option holder rather than in cash.

This discussion summarizes the federal income tax consequences of the LTIP based on current provisions of the Internal Revenue Code, which are subject to change. The summary does not cover any state or local tax consequences of participation in the LTIP.

The Board of Directors unanimously recommends that you vote “FOR” approval of the Safeco Long-Term Incentive Plan of 1997 as amended and restated February 2, 2005.

Security Ownership of Directors and Executive Officers

Here is information as of February 17, 2005, regarding the beneficial ownership of Safeco common stock and phantom stock units by our directors, our Chief Executive Officer, our four other most highly compensated executive officers, and all of our directors and executive officers as a group.

Name	Number of Shares Beneficially Owned and Nature of Beneficial Ownership(1)	Number of Shares Acquirable Within 60 Days(2)	Number of Stock Units Held(3)	Percent of Class
Joseph W. Brown	10,000	4,000	5,413	*
Phyllis J. Campbell	1,000	8,000	4,161	*
Robert S. Cline	7,000	8,000	38	*
Joshua Green III(4)	2,547,432	8,000	3,731	2.01%
G. Thompson Hutton	0	0	698	*
Kerry Killinger	0	0	3,040	*
Michael E. LaRocco	21,566	79,165	1,804	*
Gary Locke	0	0	0	*
Michael S. McGavick	110,593	383,271	0	*
Christine B. Mead	26,615	87,281	0	*
William G. Reed, Jr.(5)	167,749	8,000	0	*
James W. Ruddy	19,758	136,889	154	*
Judith M. Runstad	14,000	8,000	0	*
Yomtov Senegor	29,854	98,850	0	*
Randall H. Talbot(6)	500	0	0	*
All directors and executive officers as a group (23 persons)	2,995,608	1,035,093	30,875	3.15%

*	Total beneficial ownership of our outstanding common stock (including shares subject to stock options that may be exercised within 60 days) is less than 1%.

(1)	These numbers include shares allocated to executives’ accounts under the 401(k)/Profit Sharing Retirement Plan’s Safeco Stock Ownership Fund.

(2)	Shares that may be purchased within 60 days by exercise of options granted under the LTIP and the Safeco Incentive Plan of 1987.

(3)	These numbers represent share equivalents to phantom stock units acquired under Safeco’s Deferred Compensation and Supplemental Benefit Plan for Executives and Safeco’s Deferred Compensation Plan for Directors. All non-employee directors may choose to defer all or part of their cash compensation into a phantom stock fund, among other measurement funds.

Our executive officers may choose to defer all or part of their cash compensation and payments in settlement of rights granted under Safeco’s LTIP into the phantom stock fund.

(4)	Represents 2,546,832 shares owned by the Joshua Green Corporation, a corporation in which Mr. Green has a substantial interest and with respect to which Mr. Green exercises voting and investment power, and 600 shares owned by his spouse.

(5)	Includes 7,772 shares owned by Mr. Reed’s spouse and 5,000 shares owned by a charitable foundation for which Mr. Reed has sole voting and investment power. Mr. Reed disclaims any beneficial interest in the shares owned by the charitable foundation.

(6)	Mr. Talbot resigned as an officer effective July 31, 2004 in connection with the sale of our life and investments operations.

Principal Holders of Our Common Stock

Here is the stock ownership of those shareholders who own more than 5% of our outstanding common stock as of December 31, 2004:

Name/Address	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Dodge & Cox, Inc. 555 California Street, 40th Fl. San Francisco, CA 94104	9,782,551	7.7%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	8,115,384	6.4%
Lord Abbett & Co., Inc. 90 Hudson Street – 11th Fl. Jersey City, NJ 07302	7,870,950	6.2%

The information about Dodge & Cox is based on a Schedule 13G that firm filed on February 10, 2005. Dodge & Cox, Inc. reports that at December 31, 2004, it had sole dispositive power with respect to 9,782,551 shares of our common stock. It also reports that it had sole voting power with respect to 9,197,451 shares of our common stock and shared voting power with respect to 143,400 shares of our common stock.

The information about T. Rowe Price Associates is based on a Schedule 13G that firm filed on February 11, 2005. T. Rowe Price Associates reports that at December 31, 2004, it had sole dispositive power with respect to 8,115,384 shares of our common stock. It also reports that it had sole voting power with respect to 1,705,317 shares of our common stock.

The information about Lord Abbett & Co. is based on a Schedule 13G that firm filed on February 14, 2005. Lord Abbett & Co. reports that at December 31, 2004, it had sole dispositive power and sole voting power with respect to 7,870,950 shares of our common stock.

Section 16 Beneficial Ownership Reporting Compliance

Under Section 16 of the Securities Exchange Act of 1934, as amended, directors and certain officers of Safeco must report to the Securities and Exchange Commission (SEC) their holdings and transactions in our common stock. To our knowledge, based in part on written representations that no other reports were required, all persons subject to these reporting requirements filed their Section 16 reports on time during 2004.

Corporate Governance Practices

Safeco is strongly committed to good corporate governance policies and practices. Our Corporate Governance Guidelines and the charters of our board committees are publicly available at www.safeco.com/governance. We describe our principal corporate governance practices and policies below.

Size and Composition of the Board of Directors

Our bylaws provide that the number of directors will be set from time to time by resolution of the Board of Directors. Our board presently has 10 members, all of whom, except Michael S. McGavick, qualify as “independent” as such term is defined in Nasdaq’s listing standards and our own director independence policy. Mr. McGavick does not qualify as independent because he is employed by Safeco, serving as our Chairman, President and CEO. On February 2, 2005, our board reviewed the employment, business, charitable and other relationships we have with our directors and affirmatively determined that there were no current relationships between us and any non-employee director that would compromise such director’s independence. The Board of Directors appointed Gary Locke as a director on February 16, 2005. We believe that Mr. Locke is independent, based on information he provided in response to our independence inquiries, and the board will conduct a formal review of his independence in May 2005.

One responsibility of the Nominating/Governance Committee is to review the qualifications of board candidates and to review the board’s composition overall. This review includes an assessment of our directors’ independence and the diversity, age, skills and experience of each director in the context of the board as a whole. The Nominating/Governance Committee selects nominees for board membership in accordance with established policies and principles and recommends those nominees to the full board for approval. More on the director nomination process can be found starting at page 15 under “Nominating/Governance Committee and Director Nominations.”

Director Responsibilities

A director’s basic responsibility is to discharge his or her duties to Safeco in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner that person reasonably believes to be in the best interests of Safeco.

Lead Director Responsibilities

Annually, on recommendation of the Nominating/Governance Committee, the board appoints a non-employee director to serve as Lead Director. Currently, our Lead Director is Robert S. Cline, who has served in that position since our 2004 annual meeting. Duties of the Lead Director include:

•	Helping set the board’s agenda and meeting schedules;
•	Presiding over the board’s executive sessions (sessions attended only by non-employee directors) and board or shareholder meetings when the Chairman is not present;
•	Acting as liaison between the Chairman and the independent directors;
•	Consulting with the Nominating/Governance Committee chair on governance matters;
•	Consulting with the Compensation Committee chair on matters relating to the Chief Executive Officer;
•	Serving as a point of contact for the company’s senior officers; and
•	Monitoring our shareholder communications processes, which are described in more detail below.

Board Meetings and Agenda

All of our directors are expected to attend board meetings and meetings of the committees on which they serve, and to spend the time necessary to properly discharge their responsibilities as directors. Any director may suggest items for meeting agendas and may raise other topics for consideration at any regularly scheduled meeting. The board reviews Safeco’s long-term strategic plans at least annually.

Director Retirement

The board has not established term limits for directors, but has established a director retirement age of 72. When a director’s principal occupation or business association changes substantially during his or her tenure as a director, other than due to normal retirement, that director is expected to offer to resign from the board. The Nominating/Governance Committee recommends to the board the action, if any, to be taken. In such circumstances, the board may or may not accept the offer of resignation.

Director Compensation

The Nominating/Governance Committee reviews the compensation of directors annually. The board’s policy is that the level and type of director compensation be competitive with that paid to directors on boards of similarly sized and situated corporations.

CEO Compensation and Management Succession

The Compensation Committee conducts an annual performance review of the Chief Executive Officer and oversees the evaluation process of the other executive officers. The CEO’s evaluation is based on both qualitative and quantitative factors, including actual performance of the business and fulfillment of long-term business and financial goals. The Compensation Committee also oversees the management succession planning process. To assist the Compensation Committee, the Chief Executive Officer recommends and evaluates potential successors for his position as well as for the other executive officer positions.

Executive Sessions of Independent Directors

Independent directors meet in executive sessions on a regular basis with the Lead Director, who presides over each session.

Shareholder Communications with Independent Directors

Our Chief Executive Officer, together with other senior management, is responsible for speaking on Safeco’s behalf, including establishing effective communications with our constituents, including our shareholders. One of our Lead Director’s responsibilities is to serve as a point of contact for shareholder concerns. We have established the shareholder communication methods described below to enable shareholders to communicate with our independent directors as a whole or our Lead Director individually.

•	E-mail. Shareholders may send correspondence to Safeco’s shareholder communications e-mail box at shacom@safeco.com.
•	Mail. Shareholders may write to:
Shareholder Communications with Independent Directors or Lead Director
c/o Safeco Corporation
Safeco Plaza, T-18
Seattle, WA 98185

The Lead Director monitors communications received by mail or e-mail, forwarding them to the appropriate committee or non-management directors and facilitating an appropriate response. In 2004, there were no such shareholder communications.

Safeco does not have a policy regarding director attendance at our annual meeting, but all of our directors attended it in 2004.

Audit, Compensation and Nominating/Governance Committees

The Audit, Compensation and Nominating/Governance Committees consist solely of directors who are not employees or former employees of Safeco and who qualify as “independent” under Nasdaq’s listing standards and our own director independence policy. Committee members are recommended by the Nominating/Governance Committee and appointed by the board. The board’s policy is that the chair of each committee should rotate at least every five years. The charter for each committee details the responsibilities and powers of the committee. These charters can be found at www.safeco.com/governance. Each committee’s charter provides that it will meet at least four times per year, and more often as necessary. The notice, agenda and materials for each committee are furnished to all of our directors, and all directors are welcome to observe any of these committees’ meetings.

Other Board Memberships

The Nominating/Governance Committee assesses whether any director or director candidate has sufficient time to devote to the substantial duties and responsibilities required of Safeco directors. Generally, directors should not serve on more than three other public company boards. Audit Committee members may not serve on more than two other public company audit committees. When Safeco directors are invited to serve on another public company board, they must advise our Chairman, the Lead Director and the Nominating/Governance Committee chair before accepting the invitation.

Board Performance Evaluation and Continuing Education

The board and each committee undergo an annual self-evaluation process. The goal of this process is to increase the effectiveness of the board. New directors receive an orientation, and incumbent directors attend continuing education programs.

Code of Business and Financial Conduct and Ethics

All of our directors, officers and employees must adhere to our Code of Business and Financial Conduct and Ethics, which is publicly available at www.safeco.com/governance. This code reflects our long-standing commitment to honest and ethical conduct. The code addresses a number of topics, but is designed primarily to promote:

•	Ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	Full, fair, accurate, timely and understandable disclosure in the reports and documents we file with the SEC and in our other public communications;
•	Compliance with applicable laws, rules and regulations;
•	Prompt internal reporting of violations of the code; and
•	Accountability for adherence to the ethical standards set forth in the code.

Avenues for Reporting Complaints or Concerns

We encourage and expect our employees to report any illegal or unethical behavior, including any possible violation of our code of ethics, conflict of interest, non-compliance with law, fraud, or issue regarding accounting, internal accounting controls, auditing, or related matters. We provide numerous avenues for employees to report or discuss such matters, including:

•	Discussing the matter with an immediate manager;
•	Discussing the matter with a local Human Resources manager;
•	Reporting a concern via e-mail through our ethics mailbox;
•	Calling our internal employee hotline (anonymously, if preferred);
•	Calling an independent organizational consultant (anonymously, if preferred); or
•	Calling our external ethics hotline (anonymously, if preferred).

Our CEO, General Counsel and Executive Vice President of Human Resources also make themselves available directly for such reports or inquiries. We strictly prohibit any form of retaliation against employees for good faith reports of actual or suspected misconduct.

Board Attendance and Board Committees

Our Board of Directors met eight times during 2004. During the year all of our directors attended 75% or more of the board meetings and meetings of the committees on which they served.

Our board has four standing committees: Finance, Audit, Compensation, and Nominating/Governance. The Finance Committee has general oversight and supervision over Safeco’s finances, investments and major acquisitions and divestitures. You can read more about the functions of the Audit Committee starting on page 17, the Compensation Committee starting on page 19, and the Nominating/Governance Committee below.

Here is a table showing which directors presently serve on each committee and how many times the committees met in 2004.

Name	Audit		Compensation		Finance		Nominating/ Governance
Joseph W. Brown			X		X	*
Phyllis J. Campbell			X	*			X
Robert S. Cline	X	*	X		X
Joshua Green III	X				X		X
G. Thompson Hutton	X						X	*
Kerry Killinger					X
Gary Locke**
Michael S. McGavick					X
William G. Reed, Jr.			X				X
Judith M. Runstad					X
Total meetings in 2004	9		6		7		4

*	Committee Chair
**	Joined our Board of Directors on February 16, 2005 and will be appointed to a board committee at the Board of Directors’ meeting in May.

Nominating/Governance Committee and Director Nominations

The members of our Nominating/Governance Committee are “independent” under Nasdaq’s listing standards and our own director independence policy. As set forth in more detail in its charter, posted at www.safeco.com/governance, this committee’s responsibilities include:

•	Identifying qualified director candidates;

•	Recommending nominees for our board committees;
•	Overseeing the board’s self-evaluation process;
•	Reviewing and overseeing our corporate governance practices and policies;
•	Reviewing our charitable contribution budget and the strategic direction of our community relations; and
•	Reviewing director compensation.

One of the most important functions of the committee is to identify qualified director candidates. The committee has established written procedures for selecting such candidates for recommendation to the board. These procedures, which apply both to candidates identified by the committee and to candidates recommended by shareholders, are described below.

The committee reviews the composition and needs of the board annually. If there is a vacancy on the board, the committee determines whether a search firm should be hired, and if one is hired, provides parameters for the search. The committee also asks current directors and executive officers for recommendations for director candidates. The committee has the sole authority to evaluate potential candidates’ qualifications and to recommend candidates to the board for nomination.

The minimum qualifications for serving as a Safeco director are twofold. First, each candidate must have an impeccable record of, and reputation for, honest and ethical conduct in his or her professional and personal activities. Second, the candidate must demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board’s oversight of Safeco’s business and affairs. Specific qualifications the committee considers include:

•	Independence
•	Diversity
•	Age
•	Skills
•	Experience in the context of the make-up of the board and its committees
•	The capacity and desire to represent the interests of our shareholders as a whole and not primarily any special interest group or constituency.

The committee applies a high standard of care when considering candidates. Once a potential candidate is identified, the committee collects and reviews publicly available information about the individual to assess whether further consideration is warranted. If further consideration is warranted, the chair or another committee member will contact the person. Generally, if he or she expresses a willingness to be considered and to serve on the board, the committee will request additional information from the person, review his or her accomplishments and qualifications further and with consideration of those of any other candidate the committee may be considering, and conduct one or more interviews with the person. Committee members may contact references provided by the candidate as well as members of the business community or others with first-hand knowledge of the person’s accomplishments and character. A background check on the individual is generally conducted through an outside investigation firm.

Shareholders who wish to recommend a potential board candidate to the committee may do so by sending the following information to the Nominating/Governance Committee Chair, c/o Safeco Corporation, Board Secretary, Safeco Plaza, Seattle, Washington 98185:

(1)	The name of the candidate and a brief biographical description and résumé;

(2)	The candidate’s contact information and documentation of his or her willingness to be nominated and, if elected, to serve;

(3)	A description of any relationships the candidate has with Safeco;

(4)	The submitting shareholder’s address and telephone number; and

(5)	A signed declaration of the shareholder’s current status as a shareholder and the number of shares currently held.

No candidates for director nominations were submitted to the committee by any shareholder in connection with the 2005 annual meeting. Any shareholder desiring to nominate a candidate for consideration by the committee in connection with our 2006 annual meeting must do so before February 2, 2006 in order to provide adequate time to consider the candidate and comply with our nomination procedures and our bylaws.

This year’s director slate includes three incumbent directors and one new director, Gary Locke. The board appointed Mr. Locke as a director, upon recommendation of the Nominating/Governance Committee, on February 16, 2005. One of our non-management directors recommended Mr. Locke to the committee. You can find more information about Mr. Locke at page 3.

Audit Committee Report

Overview

Our committee has three members and each of us, in the judgment of the Board, is an “independent director” as defined in Nasdaq’s listing standards and the SEC rules. The audit committee financial experts are Robert S. Cline, our chair, and G. Thompson Hutton. The Audit Committee’s membership changed on February 2, 2005 due to the resignation of Norman B. Rice and William W. Krippaehne, Jr. from the Board of Directors. Mr. Rice and Mr. Krippaehne were members of the Audit Committee throughout 2004.

How We Operate

We operate under a written charter that we filed with last year’s proxy statement, and no material changes have been made since that time. A copy of our charter is on our website at www.safeco.com/governance. We annually review our charter and recommend modifications to the full board for approval. To ensure that we have sufficient time to meet our committee responsibilities, we have included in our governance guidelines that Audit Committee members may not serve on more than two other public company audit committees.

Safeco has a full-time internal audit department that is responsible for reviewing and evaluating the adequacy, effectiveness and quality of Safeco’s system of internal control relating to the reliability and integrity of our financial information. The head of internal audit reports regularly to and receives guidance from us. In addition, we have the authority to engage our own outside advisors as necessary to perform the duties required under our charter.

We have an annual agenda of topics by meeting that includes, among other items, reviewing Safeco’s financial statements, earnings releases, internal control, auditing matters and compliance programs.

Our Responsibilities

We, as members of Safeco’s Audit Committee, assist the board in fulfilling its responsibility to (i) monitor the integrity of our financial reporting process and system of internal control regarding accounting and financial reporting; (ii) monitor the independence and performance of our independent auditors and internal auditors; (iii) provide an avenue of free and open communication among the independent auditors, internal auditors, management and the board; and (iv) oversee Safeco’s approach to business ethics and compliance with the law. We also pre-approve related party transactions, if any, between the company and any of its officers and directors. We meet whenever necessary to fulfill our responsibilities, and in 2004 we met nine times.

We are responsible for the retention and oversight of our independent auditors and have established policies and procedures for the pre-approval of all our independent auditor’s services. These policies and procedures require pre-approval of all audit and permitted non-audit services performed by our independent auditor, and all such services were pre-approved in accordance with this policy in 2004. We may delegate administration of this pre-approval process to one or more committee members, but non-audit services pre-approved by a committee member must be ratified by the full committee at its next meeting. This policy also requires regular rotation of the lead and concurring audit partner and limits our hiring of former audit firm personnel as Safeco employees. We also periodically consider whether, in order to assure continuing auditor independence, there should be a rotation of the audit firm.

In performing our obligations as Audit Committee members we provide significant oversight; however, management is responsible for the preparation, presentation and integrity of Safeco’s financial statements, accounting and financial reporting principles, internal control and procedures designed to assure compliance with accounting standards, applicable laws and regulations. Our independent auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with Public Company Accounting Oversight Board requirements and generally accepted auditing standards.

We oversee Safeco’s internal compliance programs. In this regard, we have established a procedure for the receipt, retention and treatment of complaints received by Safeco regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

In connection with Safeco’s financial statements for the year ended December 31, 2004, we have:

•

Reviewed and discussed Safeco’s audit and the audited financial statements for 2004 with management and the independent auditors, including a report by the auditors regarding: (i) the critical accounting policies and practices used by Safeco; (ii) alternative accounting treatments within generally accepted accounting principles, including the ramifications of the use of alternative treatments and the treatment preferred by our auditors; (iii) internal control over financial reporting; and (iv) other material written communications between our independent auditors and management, including any management letter provided by our auditors and our response to that letter and a review of any difficulties the auditors encountered in the course of their audit work and management’s response;
•	Discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of Safeco’s accounting principles and such other matters as are required to be discussed with us under generally accepted auditing standards (including Statement on Auditing Standards Nos. 61 and 90, and other professional standards);
•	Received written disclosures and a letter from the independent auditors as required by Independence Standards Board Standard No. 1 and discussed with Ernst & Young their independence; and
•	Based on the reviews and discussions described above, recommended to the Board of Directors that Safeco include its audited financial statements for the year ended December 31, 2004 in Safeco’s Annual Report on Form 10-K.

The Audit Committee:

Robert S. Cline, Chair

Joshua Green III

G. Thompson Hutton

Independent Registered Public Accounting Firm’s Fees and Services

The following table shows the fees that Safeco paid or accrued for audit and other services provided by Ernst & Young for the years ended December 31, 2004 and 2003:

	2004	2003
Audit Fees	$3,375,000	$3,475,000

Audit-Related Fees	$885,000	$478,500

Tax Fees	0	$111,839

All Other Fees	0	0

Total	$4,260,000	$4,065,339

Audit Fees.    Audit fees for 2003 and 2004 consist of the fees paid to Ernst & Young for professional services for the audit of our annual consolidated financial statements, review of quarterly consolidated financial statements, audit of annual statutory statements, and services that generally only the independent auditor can reasonably be expected to provide in connection with statutory and regulatory filings or engagements. These fees for 2004 also relate to work performed in connection with Ernst & Young’s audit of our internal control over financial reporting.

Audit-Related Fees.    Audit-related fees for 2003 were paid for employee benefit plan audits, SAS 70 examinations, consultation regarding processes and procedures for compliance with the Sarbanes-Oxley Act of 2002, research and advice in connection with the sale of our life and investments operations and mutual fund registration statements. For 2004, audit-related fees were paid for an audit performed as of June 30, 2004 in connection with the sale of our life and investments operations and for employee benefit plan audits.

Tax Fees.    Tax fees for 2003 consist of certain tax compliance services and advice. No tax fees were accrued in 2004.

All Other Fees.    Ernst & Young did not provide any professional services, including services with respect to IT consulting, in the “All Other Fees” category for either year.

Our Audit Committee concluded that the provision of the services listed above was compatible with maintaining the independence of Ernst & Young and has retained Ernst & Young to perform the 2005 audit.

Compensation of Directors

We structure our director pay to attract and retain qualified individuals. We pay a portion of director compensation in RSRs to align the interests of directors with the interests of our shareholders. We do not pay Mr. McGavick for serving as a director; his compensation is described on page 21. Here’s how we pay our non-employee directors for their board and committee work:

Annual Board Retainer	$36,000
Annual Lead Director Retainer	$50,000
Annual Committee Chair Retainer (other than Audit Committee)	$4,000
Annual Audit Committee Chair Retainer	$8,000
Meeting Fees
• Board Meeting	$1,500
• Committee Meeting	$1,000
Annual RSR Grants	2,500

Expense Reimbursement.    We reimburse our non-employee directors for reasonable travel expenses to attend board and committee meetings and to participate in continuing education programs.

RSR Grants.    We grant 2,500 RSRs to our non-employee directors under the terms of the LTIP. We grant the RSRs immediately following each year’s annual meeting of shareholders. The RSRs vest on the date of the next annual meeting after the grant. RSRs, however, are not settled (in common stock or cash) until the director leaves the board. Holders of RSRs receive dividends in amounts equal to the dividends that would be paid on the same number of shares of common stock.

Deferred Compensation Plan for Directors.    Under our Deferred Compensation Plan for Directors, non-employee directors may defer their annual retainers and meeting fees, settlements of RSRs, and dividends accrued on RSRs. Amounts deferred under this plan are credited with earnings tied to the performance of designated measurement funds.

Compensation Committee Report on Executive Compensation

We, as the Compensation Committee of the Board of Directors, oversee the company’s compensation and benefit programs to ensure those programs appropriately motivate employees to achieve superior performance and shareholder value. We annually review the Chief Executive Officer’s performance and compare it to pre-established performance goals and objectives. We approve compensation for executives, set the pay program for employees and oversee the senior management succession planning process.

Our committee is made up of four independent directors who are not current or former employees of Safeco. We are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and “non-employee directors” within the meaning of Section 16b-3 of the Exchange Act. We operate under a written charter, posted on our website at www.safeco.com/governance. In this report we summarize the principles, program elements and other factors we considered when we made executive compensation decisions in 2004.

Approach to Compensation

We based our compensation decisions on these core principles:

•	Pay for Performance

We pay for performance. We want total compensation to rise above industry norms when we achieve superior performance. We target base salaries for the Named Executive Officers at the median of our peers, including most of the companies in the S&P 500 Property & Casualty Insurance Index, or S&P Insurance Index. We target long-term compensation at the 50th percentile of our peers with an opportunity to receive awards at or above the 75th percentile for superior results.

•	Pay Competitively

We pay at levels and with types of compensation that are competitive with our peers. We evaluate company performance and individual compensation and compare them with comparable data from our peers. To confirm that executive compensation continues to be competitive given our lines of business, size and the geographic location of our executive officers, we review information regarding compensation practices of our competitors (including most of the companies that are in the S&P Insurance Index as well as other competing companies of a similar size to us). In addition, we review information concerning executive compensation practices and compensation levels obtained from (i) three independent consulting firms retained by us or Safeco’s Human Resources department, and (ii) the proxy statements of publicly held companies.

We also annually review data that compares the cumulative total return to our shareholders with the S&P 500 Index. We compare these returns with the returns of companies in the same general lines of business. On page 27 is a graph that compares the cumulative total return to our shareholders with the S&P 500 Index and the S&P Insurance Index, with the returns of the companies in the S&P Insurance Index each weighted according to each component company’s respective market capitalization.

•	Link Compensation to Shareholder Interests

We link executive compensation to shareholder interests. We use return on equity as a performance element for bonuses and awarding RSRs. In 2004, we changed our stock-based incentive program to strengthen the link with our shareholders’ long-term interests. We decided to make future equity grants to existing employees only in the form of performance measure RSRs, where the number of RSRs granted will be determined by identified performance measures. These changes are described in more detail under “Stock-Based Incentive Program.”

Elements of Compensation

•	Salary

We base executive officer salaries, including those of the Named Executive Officers, on market data for similar positions and establish salary ranges based on position and responsibilities. We generally target cash compensation (base salary and bonus) at the median of our peers, including most companies in the S&P Insurance Index.

•	Bonus

Under our Leadership Performance Plan, or the LPP, a leadership group of employees, including the Named Executive Officers other than Mr. McGavick, earn cash bonuses based on company performance, business unit performance and individual performance. Mr. McGavick’s bonus opportunity is also tied to performance as described below. For 2004, we based the company and business unit performance goals on operating earnings per share, operating return on equity, operating income and/or combined ratio. Participants could earn incentive pay at target levels between 10% and 70% of base salary. Because the sale of our life and investments operations was not included in developing the financial goals for the LPP and the Success Sharing Plan for 2004, we excluded from the potential bonus award calculations for all employees, including the Named Executive Officers, the effect of (i) the second quarter net income from our life and investments operations, and (ii) the net loss from the sale of our life and investments operations and related capital transactions. For 2005 the LPP performance measures are earnings per share, return on equity, premium growth and combined ratio.

If the PIC Plan is approved, our CEO and four other most highly compensated executives will no longer participate in the LPP.

•	Stock-Based Incentive Program

A shareholder-approved, stock-based incentive program has been an element of Safeco compensation since the early 1960s. The purpose of the program is to encourage selected, key employees of Safeco and its subsidiaries to stay at Safeco, participate in our ownership, advance the interests of our shareholders and increase the value of our common stock. All of our executive officers participate in our stock-based incentive program.

Beginning in 2004, we changed the way we determine the economic value of equity awards to the Chief Executive Officer and the Named Executive Officers. We made changes to further link equity awards to executives with Safeco’s short- and long-term performance goals. We decided to make future equity grants only in the form of performance measure RSRs (PM-RSRs) where the number of RSRs granted in 2005 and in subsequent years will be determined by pre-established performance measures. For example, the number of PM-RSRs granted in 2005 will be based on company results measured against stated performance goals, including operating return on equity, premium growth and combined ratio as well as individual performance. Fiscal year 2004 was a transition year for determining the number of RSRs granted. As with our RSRs, PM-RSR grants will be subject to time-based vesting and settle in 25% increments. At the request of the Chief Executive Officer, the maximum economic value of long-term incentive awards (based on the net present value determined at the time of grant) was reduced by as much as 20% in 2004 due to the change in our stock-based incentive program and evolving compensation practices.

Holders of RSRs and PM-RSRs receive a specified number of shares of common stock, or cash, equal to the closing market price of the shares on the vesting date. These awards typically vest and are settled in 25% increments in the month of February following the first, second, third and fourth years after the grant date. Prior to vesting, holders of RSRs and PM-RSRs receive dividends in amounts equivalent to the dividends that would be paid on the same number of shares of common stock. The dollar values of the RSR awards made in 2004 for 2003 performance to the Named Executive Officers are stated in the column “Restricted Stock Awards” in the Summary Compensation Table.

Retirement Program

Our retirement program is available on the same basis to all our employees and is composed of a combined 401(k)/profit sharing retirement plan and cash balance plan. In addition, Safeco’s Deferred Compensation and Supplemental Benefit Plan for Executives, described below, restores benefits that cannot be included in the tax-qualified retirement plans for certain highly compensated individuals.

Deferred Compensation and Supplemental Benefit Plan for Executives

Under Safeco’s Deferred Compensation and Supplemental Benefit Plan for Executives, eligible executives may defer salary, bonus, settlements of RSRs, dividends accrued on RSRs, settlements of performance stock rights, or PSRs, and employee contributions and employer contributions in excess of the limitations of the Internal Revenue Code. Amounts deferred under this plan are credited with earnings tied to the performance of designated measurement funds. Except for a Money Market Index fund, these measurement funds are also offered in our broad-based 401(k)/profit sharing retirement plan.

Chief Executive Officer Compensation

•	Performance Factors

Mr. McGavick’s 2004 compensation consisted of base annual salary, bonus, long-term incentives and other benefits as provided under his employment agreement, which is described in more detail under “Employment Arrangements,” on page 28. In connection with our review of Mr. McGavick’s total 2004 compensation, we reviewed the company’s financial and operating performance for fiscal year 2004. We generally took into account the following factors when considering Mr. McGavick’s 2004 compensation: (i) the cumulative total return to our shareholders; (ii) customary financial measures (e.g., the compounded annual return to shareholders, our common stock price and the common stock prices of comparable companies); (iii) the combined ratio of Safeco’s property and casualty subsidiaries and the combined ratios of competitors; (iv) the revenue and premium growth of our operating subsidiaries; (v) our financial strength; and (vi) the ratings assigned to us and our subsidiaries or securities by A.M. Best Insurance Services, Standard & Poor’s Ratings Group, Moody’s Investors Service, Inc. and Fitch, Inc. We also reviewed Mr. McGavick’s achievement of leadership goals that we first set for him at the beginning of the year.

•	Elements of Compensation

Salary.    We increased Mr. McGavick’s base salary from $1,000,000 to $1,150,000 for 2005.

Bonus.    We decided to pay Mr. McGavick a bonus for 2004, based on Safeco’s surpassing its return on equity and operating earnings per share targets for 2004, as well as a number of other factors. Our decision included an assessment of Mr. McGavick’s leadership, his ability to foster and maintain a strong, positive and high-integrity culture, and his continued ability to develop and implement strategies to enhance long-term shareholder value. We also considered Mr. McGavick’s personal performance against pre-established qualitative goals in a number of areas, including diversity, the divestiture of our life and investments operations, implementation of a workforce management program, and corporate governance. Under Mr. McGavick’s employment agreement, the maximum bonus award for Mr. McGavick is 240% of base salary. Based on the quantitative and qualitative factors discussed above, we approved a bonus for 2004 performance of 200% of Mr. McGavick’s base salary.

Long-Term Incentive Compensation.    Based on 2003 performance and during the 2004 transition year for our stock-based incentive program, we awarded Mr. McGavick a grant of 98,944 RSRs with a value of $4,333,747 on the date of grant as described in the “Summary Compensation Table.” Based on 2004 performance, we awarded Mr. McGavick a grant of 72,848 PM-RSRs with a value of $3,587,036 based on the closing price of our shares on March 11, 2005. Currently, there is no limit on the number of shares or share equivalents that may be granted to Mr. McGavick, subject to plan limits under the LTIP. However, the PIC Plan will establish a maximum number of 300,000 shares or share equivalents that may be granted to Mr. McGavick (see page 5).

Review of All Elements of CEO Compensation

For the 2004 fiscal year, the economic value of Mr. McGavick’s total compensation, which is composed of base salary, bonus, perquisites, equity grants and retirement benefits was $8,854,089, down approximately 3.3% from $9,159,063, the economic value of Mr. McGavick’s aggregate compensation for 2003. We reported on our evaluation of Mr. McGavick’s 2004 compensation to the non-employee directors of the board.

Executive Stock Ownership Policy

Our stock ownership policy was established to help increase our executives’ stock ownership and more closely align executives’ interests with those of our shareholders. Under the policy, the Chief Executive Officer must own common stock or stock equivalents equal in value to at least five times his projected average base salary over a five-year period. The policy also covers the co-presidents, each of whom must own common stock or stock equivalents equal in value to at least three and a half times the officer’s projected average salary; executive vice presidents, each of whom must own common stock or stock equivalents equal in value to two and a half times the officer’s projected average salary; and other members of our senior leadership team, each of whom must own common stock or stock equivalents equal in value to at least one and a half times the officer’s projected average salary. All other executive officers above a certain job band must own common stock or stock equivalents with a value equivalent to at least half their projected average salaries. Officers have five years to attain ownership of the specified number of Safeco shares. Until the share ownership thresholds have been met, RSRs and PSRs, which were awarded in May 2002 or later, must be settled in shares or the settlement proceeds used to exercise a stock option (that is net of any sales needed to pay taxes upon settlement).

Tax Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, the federal income tax deduction for certain types of compensation paid to the Chief Executive Officer and four other most highly compensated officers of publicly-held companies is subject to an annual limit of $1 million per employee, unless that compensation is deferred or is considered performance-based. The Deferred Compensation and Supplemental Benefit Plan for Executives permits an executive officer who is subject to Section 162(m) and whose salary and bonus are above $1 million to defer payment of a sufficient amount of compensation to bring it below the Section 162(m) limit. We paid cash compensation that exceeded this limit in 2004. We are asking our shareholders to approve the PIC Plan (see page 5), under which future cash and equity incentive awards should qualify as performance-based compensation.

Succession Planning

We discussed the succession plan for the Chief Executive Officer as well as for the other members of the senior leadership team during the course of our regular quarterly meetings. We reported on these discussions to the full board during its executive sessions, both with and without the Chief Executive Officer present.

Executive Sessions

We regularly met in executive sessions without any member of management present, both with and without our independent compensation consultant.

Compensation Committee Membership

For 2004, our membership included Phyllis J. Campbell (Chair), Joseph W. Brown, Robert S. Cline and William G. Reed, Jr., and we met six times during the year.

Compensation Committee:

Phyllis J. Campbell (Chair)

Joseph W. Brown

Robert S. Cline

William G. Reed, Jr.

Compensation of Named Executive Officers

Summary Compensation Table

Below we show all compensation paid to the Named Executive Officers during the past three years. Annual compensation includes amounts deferred at the officer’s election.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Other Annual Compen- sation(2) ($)	Restricted Stock Awards(3) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts(4) ($)	All Other Compensation ($)
M. McGavick Chairman of the Board, President and Chief Executive Officer	2004 2003 2002	1,000,000 1,000,000 950,000	2,000,000 1,850,000 1,805,000	246,278 143,855 162,357	4,333,747 638,537 618,047	0 420,800 420,392	1,148,564 602,521 450,727	125,500 124,150 102,375	(5)

C. Mead(6) Co-President of the Insurance Subsidiaries and Chief Financial Officer	2004 2003 2002	516,667 450,000 421,875	1,075,000 660,614 727,685	63,071 62,498 68,824	1,408,433 155,662 321,278	0 102,500 165,700	294,668 0 0	51,368 24,524 0	(7)

M. LaRocco Co-President of the Insurance Subsidiaries	2004 2003 2002	516,667 420,000 395,000	775,000 588,000 250,000	52,924 51,685 58,333	1,408,433 145,275 137,423	0 95,700 87,980	294,435 0 0	53,807 35,400 12,375	(8)

J. Ruddy Executive Vice President and General Counsel	2004 2003 2002	380,000 380,000 380,000	732,000 532,000 207,000	9,434 8,342 9,488	1,070,472 131,374 133,889	0 86,600 80,000	248,804 255,151 259,308	104,677 31,568 28,578	(9)

Y. Senegor Executive Vice President, Chief Information Officer and Chief Strategy Officer	2004 2003 2002	375,000 375,000 375,000	525,000 525,000 204,000	66,590 66,546 91,849	1,056,456 129,693 130,386	0 85,400 80,000	242,325 0 0	42,000 31,146 2,813	(10)

R. Talbot(11) Former President, Life & Investments	2004 2003 2002	306,250 525,000 525,000	367,500 735,000 500,000	13,332 15,884 13,833	0 181,479 184,977	0 119,600 118,436	600,274 246,472 194,056	2,368,683 48,750 49,520	(12)

(1)	Included in this column are (i) the value of bonus taken as cash or deferred, (ii) a portion of 2002 LPP bonuses paid in the form of RSR grants and (iii) Ms. Mead’s hiring bonus. Under his employment agreement, Mr. McGavick had the opportunity to earn a discretionary cash bonus of up to 240% of base salary. For 2003 and 2004, the Named Executive Officers other than Mr. McGavick had the opportunity to earn 70% of base salary for target level performance under the LPP and greater amounts when performance exceeded targets. For 2002, their target opportunity was 35% of base salary.

(2)	Included in this column for Mr. McGavick for 2004 are $88,995 of interest benefit for a below-market rate residential loan made as an inducement to relocate to the Seattle area in 2001 and $156,472, the aggregate incremental cost to Safeco for the personal use of a plane. For federal income tax purposes, the standard industry fare level valuation method was used for imputing income, resulting in a partial deduction to Safeco. Currently Mr. McGavick pays all costs of his personal air travel. Also included in this column are the following amounts of interest benefit of below-market rate residential loans made as inducements to relocate to the Seattle area: $61,740 for Ms. Mead; $50,700 for Mr. LaRocco; and $65,000 for Mr. Senegor.

(3)	This column shows the dollar value of RSRs granted in each year, excluding the portion of 2002 LPP bonuses paid in the form of RSR grants. RSRs entitle an employee who remains continuously employed by Safeco or our subsidiaries for a stated number of years to receive a specified number of shares of common stock or cash equal to the fair market value of the shares on the settlement date. Holders of unvested RSRs receive an amount equivalent to the dividends that would be paid on the same number of shares of common stock. The dollar amounts in this column are determined by multiplying the number of shares covered by an RSR by the closing market price of our common stock on the grant date. RSRs settle in four equal annual installments. In 2004, we awarded RSRs for 2003 performance as follows: 98,944 shares to Mr. McGavick; 32,156 shares to Ms. Mead; 32,156 shares to Mr. LaRocco; 24,440 shares to Mr. Ruddy; and 24,120 shares to Mr. Senegor. Aggregate holdings of RSRs as of December 31, 2004, based on the closing market price of our common stock on that date, were as follows:

	Number of RSRs (#)	Value ($)
M. McGavick	137,474	7,181,642
C. Mead	42,074	2,197,946
M. LaRocco	37,937	1,981,829
J. Ruddy	29,768	1,555,080
Y. Senegor	32,475	1,696,494
R. Talbot	0	0

(4)	Represents pay-out for PSRs pursuant to which payments may be made based on achievement of specified performance goals at the end of the three-year performance period. Performance goals were established at the time of grant. For the three-year performance cycle ended December 31, 2004 under the 2002 PSR grant, the following amounts were earned:

	Number of Shares (#)	Value ($)
M. McGavick	24,642	1,148,564
C. Mead	6,322	94,668
M. LaRocco	6,317	94,435
J. Ruddy	5,338	48,804
Y. Senegor	5,199	42,325
R. Talbot	13,921	600,274

For Mr. Talbot, the payment described above was made pursuant to his change of control agreement in connection with the divestiture of our life and investments operations. PSRs are no longer included in our equity compensation program.

(5)	Represents net contributions by Safeco of $14,350 to the 401(k)/profit sharing retirement plan and allocations to non-qualified plans of $111,150 for amounts that may not be contributed to the qualified plan because of limitations imposed by the Code (“Non-Qualified Allocations”).

(6)	Ms. Mead joined Safeco as our Senior Vice President, Chief Financial Officer and Secretary on January 24, 2002.

(7)	Represents net contributions of $14,350 to the 401(k)/profit sharing retirement plan and Non-Qualified Allocations of $37,018.

(8)	Represents net contributions of $14,350 to the 401(k)/profit sharing retirement plan and Non-Qualified Allocations of $39,457.

(9)	Includes a payment of $62,117 representing a vested sick leave benefit accrued under a program discontinued in 1983 and pursuant to which all employees with a vested benefit were paid in 2004, as well as net contributions of $13,120 to the 401(k)/profit sharing retirement plan and a Non-Qualified Allocation of $29,440.

(10)	Represents net contributions of $14,350 to the 401(k)/profit sharing retirement plan and a Non-Qualified Allocation of $27,650.

(11)	Mr. Talbot resigned from Safeco as of July 31, 2004 in connection with the sale of our life and investments operations.

(12)	Includes net contributions of $14,350 to the 401(k)/profit sharing retirement plan and Non-Qualified Allocations of $40,163. Pursuant to Mr. Talbot’s change in control agreement, this column also includes (i) a payment of $344,277 for certain retirement benefits, (ii) $394,893 for the number of RSRs deemed earned and paid in cash, and (iii) $1,575,000 as a severance payment.

Stock Option Grants in 2004

We changed our stock-based incentive program in 2004 and decided to make future equity grants only in the form of RSRs and PM-RSRs. Accordingly, stock options were not awarded in 2004.

Aggregated Option Exercises in 2004 and Year-End Option Values

Below we show the exercise of stock options in 2004 by each of the Named Executive Officers and the value of unexercised options at December 31, 2004.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2004 (#)		Value of Unexercised in-the-Money Options at December 31, 2004(1) ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
M. McGavick	0	0	383,271	848,421	7,148,450	17,372,582
C. Mead	20,992	385,873	87,483	159,725	1,558,914	2,763,420
M. LaRocco	0	0	79,165	119,515	1,429,212	1,927,655
J. Ruddy	2,062	32,126	146,650	109,950	2,718,408	1,794,098
Y. Senegor	0	0	98,850	116,550	1,894,893	1,936,078
R. Talbot	346,536	3,221,943	0	0	0	0

(1)	Based on $52.24, the last sale price of our common stock on December 31, 2004.

Long-Term Incentive Plan Awards in 2004

We changed our stock-based incentive program in 2004 and decided to make future equity grants only in the form of RSRs and PM-RSRs. Accordingly, PSRs were not awarded in 2004.

Deferred Compensation Plan Balances

In the table below, we show the balances held by our directors, our Chief Executive Officer and our four other most highly compensated executive officers under the Deferred Compensation Plan for Directors and Deferred Compensation and Supplemental Benefit Plan for Executives at February 17, 2005.

Name	Balance ($)
Joseph W. Brown	260,509
Phyllis J. Campbell	415,834
Robert S. Cline	1,816
Joshua Green III	442,608
G. Thompson Hutton	73,254
Kerry Killinger	146,313
Michael E. LaRocco	210,681
Gary Locke	0
Michael S. McGavick	873,348
Christine B. Mead	278,381
William G. Reed, Jr.	624,765
James W. Ruddy	511,475
Judith M. Runstad	5,419
Yomtov Senegor	115,383

Compensation Plans

Below is a table with information as of December 31, 2004 about the number of shares of Safeco common stock that may be issued on exercise of outstanding stock awards under our existing equity compensation plans. It also includes the number of shares that remain available for future issuance.

Our shareholder-approved, equity compensation plans are our 1987 Safeco Incentive Plan and our LTIP. We also have an Agency Stock Purchase Plan. This plan permits our highest-producing agencies to purchase Safeco stock annually at a discount of 10% or 20% from market price. One million shares were authorized for issuance under this plan. The number of shares available for issuance as of December 31, 2004, was 885,019.

Column (a) shows the number of shares that may be issued on exercise of outstanding awards. Column (b) shows the weighted average exercise price for the outstanding options under our shareholder-approved plans. Column (c) shows the aggregate number of shares available for future issuance only under our LTIP in the first row, and under our Agency Stock Purchase Plan in the second row. No shares remain available for issuance under our 1987 Long-Term Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans, (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,227,124	(1)	$34.04	3,817,853	(2)
Equity compensation plans not approved by security holders	—		—	885,019

Total	5,227,124		$34.04	4,702,872

(1)	This amount includes 687,637 shares that may be issued upon settlement of RSRs and PSRs, which may be settled in stock or cash. The remaining 4,539,487 of this amount are shares that may be issued on exercise of options granted to employees, officers and directors.

(2)	Certain securities remaining available for issuance are subject to an automatic grant program for our non-management directors under our LTIP. This program provides automatic grants of restricted stock rights for 2,500 shares annually to each of our non-management directors.

Performance Graph

Comparison of Five-Year Cumulative Total Return

Among Safeco Corporation, S&P 500 Index and

S&P 500 Property & Casualty Insurance Index

Total Return To Shareholders

(Includes reinvestment of dividends)

		ANNUAL RETURN PERCENTAGE Years Ending
Company / Index		Dec00	Dec01	Dec02	Dec03	Dec04
SAFECO CORP		40.71	-2.03	13.84	14.55	36.51
S&P 500 INDEX		-9.10	-11.89	-22.10	28.68	10.88
S&P 500 PROPERTY & CASUALTY INSURANCE INDEX		55.85	-8.02	-11.02	26.41	10.42

		INDEXED RETURNS
	Base Period Dec99	Years Ending
Company / Index		Dec00	Dec01	Dec02	Dec03	Dec04
SAFECO CORP	100	140.71	137.85	156.93	179.76	245.39
S&P 500 INDEX	100	90.90	80.09	62.39	80.29	89.03
S&P 500 PROPERTY & CASUALTY INSURANCE INDEX	100	155.85	143.35	127.55	161.24	178.04

Assumes $100 invested on December 31, 1999 in Safeco common stock, the S&P 500 Index and the S&P 500 Property & Casualty Insurance Index.

•	Total return assumes reinvestment of dividends.

•	S&P 500 Property & Casualty Insurance Index: Safeco Corporation, ACE Limited, Allstate Corporation, AMBAC Financial Group, Inc., The Chubb Corporation, Cincinnati Financial Corporation, MBIA Inc., Progressive Corp.–Ohio, The St. Paul Travelers Companies, Inc., and XL Capital, Ltd.

The Safeco Employees’ Cash Balance Plan

In general, all employees become eligible to participate in The Safeco Employees’ Cash Balance Plan following one year of service with Safeco, provided they work a minimum of 1,000 hours. The Cash Balance Plan is credited with an amount equal to 3% of the annual compensation (base salary and bonus) of participating employees plus 5% interest on the cumulative amount credited for prior years, together, the Accrued Benefit. The portion of the Accrued Benefit in excess of limitations imposed under Section 401(a)(17) of the Code is accrued under the Deferred Compensation and Supplemental Benefit Plan for Executives, or the DCP. Employees do not contribute to the Cash Balance Plan. An employee’s balance in the Cash Balance Plan becomes vested at a graduated rate, starting after two years of service with full vesting after five years of service. Participants may elect to receive, after termination, a lump-sum distribution of their vested balances or an annuitized payment from the Cash Balance Plan’s trust fund. The Cash Balance Plan complies with the Employment Retirement Income Security Act of 1974, as amended.

The following is an estimate of annual benefits payable from the Cash Balance Plan upon normal retirement age to the Named Executive Officers, plus the portion of the accrued benefit in the DCP. These projections are based on an annual 2% increase to compensation.

Name	Estimated Annual Benefits at 65 Years of Age

M. McGavick	$151,168

C. Mead	44,549

M. LaRocco	48,783

J. Ruddy	31,128

Y. Senegor	43,897

Randall Talbot, former president of our life and investments operations, no longer has a balance in the Cash Balance Plan or the DCP.

Employment Arrangements

We entered into an employment agreement with Mr. McGavick when he joined the company as our as President and Chief Executive Officer in 2001 and amended and restated that agreement effective January 5, 2005. Under the amended agreement, which has no specified term, Mr. McGavick receives an annual base salary that may be adjusted year-to-year by the Compensation Committee of the Board of Directors. Mr. McGavick also participates in equity-based grants on the same basis as other executives and may receive an annual bonus of up to 240% of annual base salary, with his target bonus equal to 120% of annual base salary. We also provided Mr. McGavick a home purchase loan (see “Certain Relationships and Related Transactions” on page 29). If Mr. McGavick is terminated without cause, he will receive one year’s salary. The amended agreement provides that as an incentive to Mr. McGavick to remain employed by Safeco through December 31, 2008, each equity award granted to him after December 31, 2004 will include a December 31, 2008 vesting date in addition to any other vesting date determined by the Committee and set forth in the individual award agreement. The vesting schedule for each award will provide that the number of shares that vest on December 31, 2008 will at least equal the number of shares that vest after that date. In addition, the amendment provides that Mr. McGavick’s stock options will remain exercisable for five years after termination of employment, provided that no stock option is exercisable beyond its maximum stated term. The agreement was also amended to provide that Mr. McGavick will pay all costs in connection with his personal air travel. Finally, the amended agreement increases the duration of Mr. McGavick’s non-competition and non-solicitation obligations from one year to three years after termination of employment if Mr. McGavick terminates his employment after December 31, 2008.

The Named Executive Officers and a few of our other executive officers have agreements that provide for payments to them under certain circumstances following a change in control (as defined in the agreements). Under the agreements, if the officer is discharged without cause, demoted or given other good reason to resign following a change in control of Safeco, or if the officer decides within one year following a change in control to resign, then the agreement calls for a lump-sum cash payment of up to three times annual salary, continuation of life and health benefits for three years, payment for accrued vacation and sick leave, payment of all contingent incentive compensation awards, vesting of stock options, vesting and payment of PSRs (to the extent deemed earned) and RSRs, and payment of certain retirement benefits generally available to all employees and accrued balances under the DCP. Each agreement also provides that if any excise tax is levied on payments made under the agreement, then an additional payment will be made so that the net payments received by the officer under the agreement will equal the amount that would have been paid had the excise tax not been levied.

In addition, our stock options awarded to the Named Executive Officers, as well as to other key employees, provide for accelerated vesting in the event of a change in control. Moreover, in the event of a change in control, all outstanding RSRs become immediately vested and payable in cash and, to the extent deemed earned, all outstanding PSRs become immediately payable in cash.

In connection with the sale of our life and investments operations, Mr. Talbot received the payments and other benefits required to be paid upon a change in control pursuant to the terms of his change in control agreement. The aggregate value of Mr. Talbot’s payments was approximately $3.3 million.

Certain Relationships and Related Transactions

Safeco’s Policies.    Our policy is that all employees and directors must avoid any action that would put their own interests in conflict with the best interests of Safeco. Specifically, they must avoid involvement in any outside activities, whether through employment, investment or otherwise, that would interfere with job performance, create a conflict of interest or provide an unfair business advantage. These policies are included in our Code of Business and Financial Conduct and Ethics, which applies to all of Safeco’s directors, officers and employees. Each director and executive officer is instructed to inform the board whenever confronted with any situation that may be perceived as a conflict of interest, even if the person does not believe the situation would violate Safeco’s Code of Business and Financial Conduct and Ethics. Our Audit Committee must pre-approve all related party transactions entered into between our directors and executive officers and the company.

Nasdaq Rules.    Conflict of interest situations are also governed by the Nasdaq rules that define “independent” director status. Each of our directors, other than Mr. McGavick, qualifies as “independent” in accordance with the Nasdaq rules. The Nasdaq rules include a series of objective tests that do not allow a director to be considered independent if the director has certain employment, business or family relationships with the company. The Nasdaq independence definition includes a requirement that the board also review the relations of each independent director to the company on a subjective basis. In accordance with that review, on February 2, 2005, the board, based on analysis made by the Nominating/Governance Committee, made a subjective determination as to each non-employee director as of that date that no relationships exist that, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and Safeco with regard to each director’s business and personal activities as they may relate to Safeco and Safeco’s management. The Board of Directors appointed Gary Locke as a director on February 16, 2005. We believe that Mr. Locke is independent, based on information he provided in response to our independence inquiries, and the board will conduct a formal review of his independence in May 2005.

SEC Rules.    The SEC also has specific disclosure requirements covering certain types of transactions involving Safeco and a director, executive officer or other specified party. There are two transactions for 2004 involving directors that require disclosure. We retained the law firm of Foster Pepper & Shefelman PLLC to perform legal services in 2004, and we will continue to use that firm in 2005. In addition, we retained the law firm of Davis Wright Tremaine LLP to perform legal services in 2004, but we do not intend to use that firm in 2005 or in future years. Mrs. Runstad, one of our directors, is Of Counsel to Foster Pepper & Shefelman PLLC. She is not a Partner of the firm, and her compensation from the firm does not include amounts connected to payments made by Safeco to the law firm. Mr. Locke joined our board in February 2005 and joined the law firm of Davis Wright Tremaine LLP as a Partner in March 2005. He was not affiliated with that firm, nor was he affiliated with Safeco, when the firm performed legal services for us in 2004 or when we paid for those services.

We have the following disclosure with respect to our executive officers. In 2001, under the employment agreement with Mr. McGavick and in connection with his relocation to Washington State and his purchase of a home, one of our subsidiaries loaned him $1,275,000, which was the amount outstanding on February 17, 2005 and the greatest amount outstanding between January 1, 2004 and December 31, 2004. Under the terms of his employment agreement, the interest rate on the loan is zero percent, the lowest non-taxable interest rate. In connection with our retention of Christine Mead, in 2002, as Senior Vice President, Chief Financial Officer and Secretary; Michael LaRocco, in 2001, as President and Chief Operating Officer for Safeco Personal Insurance; and Yom Senegor, also in 2001, as Senior Vice President, Chief Strategy Officer and Chief Information Officer and with respect to the relocation of each to Washington State and their purchases of homes, we loaned Ms. Mead $900,000, Mr. LaRocco $780,000 and Mr. Senegor $1,000,000, which amounts were the amounts outstanding on February 17, 2005 and the greatest amounts outstanding between January 1, 2004 and December 31, 2004. The interest rate of each loan is zero percent, the lowest non-taxable interest rate. Mr. Senegor re-paid his loan in full on March 3, 2005.

Randall Talbot, former president of our life and investments operations, received payments in connection with the sale of that line of business. These payments are discussed above in the section called “Employment Arrangements.”

How to Submit Shareholder Proposals and Director Nominations for the 2006 Meeting

We will hold our 2006 annual meeting of shareholders on May 3, 2006. The federal proxy solicitation rules govern whether we must consider a shareholder proposal for inclusion in the proxy materials we distribute prior to our annual meeting, and these rules require that we be given significant advance notice. For us to consider a shareholder proposal for inclusion in our 2006 proxy materials, we must receive it no later than November 28, 2005.

If you would like to nominate someone for election to the Board of Directors, you must follow procedures outlined in our bylaws. The bylaws provide that you may nominate persons for election to the Board of Directors by sending written notice of your intention to nominate someone to the Secretary to Safeco’s Board of Directors at Safeco Plaza, Seattle, Washington 98185. We must receive your notice at least 90 days before the annual meeting. For the 2006 annual meeting, we would need to receive your notice by February 2, 2006. The notice must contain your name, address, telephone number and the number of shares of common stock you own, as well as certain information about the nominee required under the federal proxy solicitation rules. Your notice of nomination also must be accompanied by the nominee’s written consent to being a nominee and a statement of his or her intention to serve as a director, if elected.

To bring any other business before our 2006 annual shareholders meeting, you must file a written notice of intention to bring such business with the Secretary to the Board of Directors at Safeco Plaza, Seattle, Washington 98185 by February 2, 2006. The notice must contain the name, address, telephone number and number of shares of common stock owned by the shareholder, a brief description of the business and the reasons for conducting it at the meeting, and any material interest the shareholder has in such business. No such notices were filed to propose additional business for our 2005 annual meeting.

Annual Report and Form 10-K

A copy of our annual report and Form 10-K for 2004 accompanies this proxy statement. We will provide you an additional copy without charge if you request one by mail to Investor Relations, Safeco Corporation, Safeco Plaza, Seattle, Washington 98185 or by e-mail to ir@safeco.com. This report is also available on our website at www.safeco.com/ar.

Other Matters

The board does not know of any other matters to be presented for action at the annual meeting. If you vote by Internet or phone or return a proxy card before the annual meeting, your shares will be voted in accordance with your specifications. If any other matters come before the annual meeting properly, the persons named as proxies on your proxy card will vote all shares they represent in accordance with their best judgment.

Please promptly vote by Internet or phone or return your proxy card or voting instruction form, so that your shares are represented at the meeting. Thank you.

Seattle, Washington March 28, 2005	Michael S. McGavick Chairman of the Board, President and Chief Executive Officer

Appendix A

Safeco Performance Incentive Compensation Plan

The Board of Directors of Safeco Corporation (the “Company”) adopted this Safeco Performance Incentive Compensation Plan (the “Plan”), subject to shareholder approval as described in Section 10.

1. Purpose

The primary purpose of the Plan is to pay the executives of the Company appropriate bonuses in consideration of their performance and to secure for federal income tax purposes the deductibility of bonus awards made under the Plan. Accordingly, the bonus awards are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

2. Administration

The Compensation Committee shall administer the Plan. The Compensation Committee shall have full power and authority to construe and interpret the Plan and to make all eligibility, bonus and other determinations necessary or appropriate for the proper administration of the Plan.

3. Participants

(a)	Eligible Employees; Bonus Measurement Period. The CEO and four highest compensated officers (within the meaning of Section 162(m)) during the bonus measurement period shall be eligible to participate in the Plan. A bonus measurement period shall equal a calendar year or such other period designated by the Compensation Committee pursuant to which a bonus award may be granted.

(b)	Participation. In general, to participate in the Plan an eligible employee must be employed by the Company or its affiliates on the last day of the bonus measurement period. An eligible employee as described in this Section 3(b) shall be referred to as a “Participant.”

4. Bonus Awards

The following provisions shall apply to bonus awards under the Plan:

(a)	Performance Goal. In order for a Participant to earn a bonus award under the Plan for any given bonus measurement period, the Return on Equity for such period must be equal to or greater than 8%. If the Return on Equity for the bonus measurement period is less than 8%, no bonus shall be payable for such period.

(b)	Maximum Bonus Award. Subject to the terms of Section 4(a), the “maximum bonus award” for any Participant shall not exceed $6,000,000 cash and 300,000 shares, share equivalents or a combination thereof. The maximum bonus award is based on an annual bonus measurement period. For a bonus measurement period of any other duration, the maximum bonus award shall be prorated according to the length of such period. The Compensation Committee may decrease, but shall not increase, the maximum bonus award to determine the actual bonus awards payable to the Participant pursuant to Section 5.

(c)	Definitions

“Return on Equity” means, for each bonus measurement period, the percentage equivalent to the fraction expressed as (1) After-Tax Operating Earnings, over (2) Average Total Common Shareholders’ Equity.

“After-Tax Operating Earnings,” means, for each bonus measurement period, the Company’s net income from continuing operations, as reported on the Company’s income statement for the bonus measurement period, adjusted to eliminate (1) the after-tax effects of net realized investment gains or losses, (2) the after-tax impact of any restructuring charges, and (3) the effect of significant, unusual and/or nonrecurring events.

“Average Total Common Shareholders’ Equity” means, for each bonus measurement period, the average of the Company’s total common shareholder’s equity as reported on the Company’s balance sheet at the beginning and end of the bonus measurement period, each value further adjusted to eliminate after-tax unrealized appreciation or depreciation of fixed maturity investments.

5. Compensation Committee Certification

The Compensation Committee shall determine, in accordance with the terms of Sections 3 and 4, the bonus to be awarded to each Participant under the Plan for each bonus measurement period. The Compensation Committee’s determinations shall be final and binding on the Company and all Participants, and their respective successors and beneficiaries. These determinations must be certified by the Compensation Committee in writing after the completion of the bonus measurement period and before bonuses for such period are paid, which requirement may be satisfied by approved minutes of the Compensation Committee meeting or such other document prepared by the secretary of the meeting. The Compensation Committee may decrease but shall not have discretion to increase the maximum bonus award specified under Section 4(b).

6. Payment of Bonus Awards

Payment of bonus awards shall be made in any combination of cash or stock options, shares or share equivalents determined by the Compensation Committee, subject to the limits on maximum bonus awards. Stock-based awards may be granted, as applicable, under the terms and conditions of the Safeco Long-Term Incentive Plan of 1997 or any successor plan thereto. Cash or stock-based awards may be deferred by Participants in accordance with the terms of the Company’s Deferred Compensation and Supplemental Benefit Plan for Executives or any successor plan thereto.

7. Amendments

The Company’s Board of Directors may amend the Plan at any time in accordance with applicable law; provided, however, that to the extent it would cause the Plan to fail to constitute “qualified performance-based compensation” under Section 162(m) with respect to any Participant, the Compensation Committee shall not have the power to change the material terms of the performance goals unless (a) the modified performance goals are established by the Compensation Committee no later than the deadline established under Section 162(m) and (b) no bonus awards are paid under the modified performance goals until after the material terms of the modified performance goals are disclosed to and approved by the Company’s shareholders to the extent required by Section 162(m). No amendment that adversely affects a Participant’s right to or interest in a bonus awarded by the Compensation Committee prior to the date of the amendment shall be effective unless the Participant agrees to the amendment in writing.

8. Termination

The Company’s Board of Directors may terminate the Plan at any time and for any reason in accordance with applicable law. Participants shall be provided with written notice of the Plan’s termination as soon as practicable following such termination.

9. Other Conditions

(a)	No Claims; No Assignment or Alienation. No person shall have any claim to a bonus award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan. Bonus awards under the Plan are personal to the Participants and may not be assigned, alienated, pledged, transferred, encumbered, attached, garnished or subjected to any other disposition. Subject to the terms of subsection (e) below and to the extent consistent with the requirements of Section 162(m), nothing contained in the Plan shall limit the ability of the Company to make payments or awards to Participants under any other plan, program or agreement.

(b)	Unfunded Plan. The Company shall have no obligation to reserve or otherwise fund in advance any bonus awards that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other assets or funds of the Company and need not in any way be segregated from other assets or funds held by the Company. A Participant’s rights to payment of a bonus award under the Plan shall be limited to those of a general creditor of the Company.

(c)	No Right to Employment. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant the right to be retained in the employ of the Company.

(d)	Tax Withholding. The Company shall have the right to withhold from the payment of any bonus award under the Plan any federal, state or local taxes in accordance with applicable law.

(e)	Other Plans. Bonus awards under the Plan shall not constitute compensation for the purpose of determining benefits under any other plan of the Company unless expressly included in compensation under the terms of such other plan. The Plan is not intended to duplicate other incentive plans, programs or agreements of a similar nature, including, without limitation, awards under the Safeco Long-Term Incentive Plan of 1997 (except awards of stock options), the Safeco Leadership Performance Plan, and any individual agreements, and the Plan shall replace and supersede all such incentive plans, programs and agreements for each bonus measurement period applicable to Participants except to the extent the Committee decides otherwise in its sole discretion. In the event of any conflict between the terms of the Plan and such incentive plan, program or agreement, the terms of the Plan shall control.

(f)	Governing Law. The Plan shall be governed by the laws of the State of Washington, other than its conflicts of laws principles.

(g)	Severability. If any provision of the Plan would cause bonus awards not to constitute “qualified performance-based compensation” under Section 162(m), that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions of the Plan shall thereafter remain in full force and effect.

10. Effective Date

The Plan shall be effective for bonus measurement periods beginning on or after January 1, 2005, subject to approval of the Plan by the Company’s shareholders in accordance with Section 162(m).

Appendix B

Safeco Long-Term Incentive Plan of 1997

As Amended and Restated February 2, 2005

1. Purpose

The purpose of the Safeco Long-Term Incentive Plan of 1997 (the “Plan”) is to enhance the long-term profitability and shareholder value of Safeco Corporation (the “Company”) by offering incentives and rewards to officers, directors and employees of the Company and its Subsidiaries (as defined in Section 2) as an inducement to them to remain in the service of the Company and to acquire and maintain stock ownership in the Company.

2. Definitions

(a)	“Affiliate” means a person controlling, controlled by or under common control with the Company.

(b)	“Award” shall mean any award or grant made pursuant to the Plan, including, without limitation, awards or grants of stock options, stock appreciation rights, restricted stock rights, performance stock rights, stock or any combination of the foregoing. Awards may be granted singly, in combination, or in tandem so that the settlement or payment of one automatically reduces or cancels the other.

(c)	“Award Agreement” means a written agreement between the Company and a Plan participant evidencing an Award.

(d)	“Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(e)	“Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs has occurred:

(i)	Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) of paragraph (iii) of this Section 2(e); or

(ii)	The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date the Plan is adopted by the Company’s shareholders, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)	There is consummated a merger or consolidation of the Company or any Subsidiary with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary at least 75% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)

The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Company’s common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the Company’s assets immediately following such transaction or series of transactions.

(f)	“Committee” shall mean the Company’s Board of Directors or a committee or sub-committee described in Section 3 selected by the Company’s Board of Directors to administer the Plan.

(g)	“Fair Market Value” shall mean, with respect to the Company’s common stock, the closing price of the Company’s common stock on the Nasdaq National Market, a national securities exchange or other recognized national market or service reporting sales, during regular trading on the date in question, or if not trading on that date, such price on the last preceding date on which the Company’s common stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.

(h)	“Person” for purposes of Section 2(e) means any person (as defined in Section 3(a)(9) of the Exchange Act, as such term is modified in Sections 13(d) and 14(d) of the Exchange Act), other than (i) any employee plan established by the Company, (ii) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company.

(i)	“Retirement” shall mean a termination of employment with the Company or a Subsidiary occurring on or after an individual attains age 55, has ten or more years of service with the Company or a Subsidiary and whose age plus years of service add up to at least 75, or such other termination of employment as the Committee may approve as a retirement from time to time for purposes of the Plan.

(j)	“Subsidiary” shall mean any corporation of which more than 50% of the total combined voting power of all classes of stock entitled to vote is directly or indirectly owned by the Company.

(k)	“Substitute Awards” shall mean Awards granted or shares of the Company’s common stock issued by the Company in substitution or exchange for awards previously granted by any entity acquired by the Company or an Affiliate or with which the Company or an Affiliate merges or combines.

3. Administration

(a)	The Plan shall be administered by a Committee to be appointed from time to time by the Company’s Board of Directors and shall consist of at least two members of the Board, each of whom is an “outside director” as defined in regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, if the Committee does not also consist solely of “non-employee directors” as defined in Rule 16b-3 under the Exchange Act, the Plan shall be administered with respect to officers subject to Section 16 of the Exchange Act by a sub-committee of the Committee to be appointed from time to time by the Company’s Board of Directors and consisting of at least two members of the Board, each of whom is a “non-employee director.” To the extent consistent with applicable law, the Board may also authorize one or more senior executive officers to grant Awards within the limits specifically prescribed by the Committee or Board.

(b)

Except for the terms and conditions explicitly set forth in the Plan, the Committee shall have the exclusive authority to determine, in its sole discretion, all matters relating to Awards under the Plan, including the selection of individuals to be granted Awards; the type of Awards; the number of shares of common stock subject to an Award; all terms, conditions, restrictions and limitations, if any, of an Award; and the terms of any instrument that evidences the Award. The Committee may, in its discretion, accelerate the exercisability of or waive any or all of the restrictions and conditions applicable to any Award and may, with the consent of the holder, modify any agreement governing an Award. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents on the deferred payment. Any deferred payment may require the payment to be forfeited under certain circumstances in accordance with Section 15. The Committee shall also have exclusive authority to interpret the Plan and may adopt, amend and rescind rules and procedures relating to the Plan. In no event, however, shall the Committee have the right to (i) without shareholder approval, cancel or amend outstanding stock options for the purpose of repricing, replacing or regranting such options with a purchase price that is less than the purchase price of the original option (except as contemplated in Section 21) or (ii) issue a stock option or amend an outstanding option to provide for the grant or issuance of a new option on exercise of the original option. The Committee may delegate administrative duties to such of the Company’s officers as it so determines. Subject to Section 7(a), the effect on the vesting of an Award of a Company-approved leave of absence or a participant’s working less than full-time shall be determined by the Company’s chief human resources officer or other person performing that function and with respect to directors or executive officers, by the Committee, whose determination shall be final.

(c)	The Board of Directors shall designate one member of the Committee as its Chair, and the Committee shall hold its meetings at such times and places as it shall deem advisable. At least one-half of its members shall constitute a quorum for the conduct of business, and any decision or determination approved by a majority of members present at any meeting in which a quorum exists shall be deemed to have been made by the Committee. In addition, any decision or determination reduced to writing and signed by all of the members shall be deemed to have been made by the Committee. The Committee may appoint a secretary, shall keep minutes of its meetings, and may make such rules and regulations for the conduct of its business and for the carrying out of the Plan as it deems appropriate.

(d)	The interpretation and construction by the Committee of any provisions of the Plan and of Awards thereunder and all actions taken and determinations made by the Committee pursuant to the Plan shall be final and conclusive on all persons having any interest therein.

(e)	Notwithstanding anything in the Plan to the contrary, the Committee, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to participants who are subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other participants in the Plan.

4. Shares Subject to Plan

(a)	Subject to the provisions of Section 21 (relating to adjustments due to changes in capital structure), a maximum of 12,000,000 shares of the Company’s common stock shall be available for issuance pursuant to Awards under the Plan.

(b)	Shares of the Company’s common stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to an individual. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of the Company’s common stock are issued under the Plan to an individual and thereafter are forfeited to or otherwise reacquired by the Company, the shares subject to such Awards and the forfeited or reacquired shares shall again be available for issuance under the Plan. Any shares of the Company’s common stock (i) tendered by an individual or retained by the Company as full or partial payment to the Company for the purchase price of an Award or to satisfy tax withholding obligations in connection with an Award, or (ii) covered by an Award that is settled in cash, or in a manner such that some or all of the shares of the Company’s common stock covered by the Award are not issued, shall be available for Awards under the Plan. Any dividends or dividend equivalents that are reinvested into additional shares of the Company’s common stock or credited as additional shares of the Company’s common stock with respect to an Award shall not reduce the number of shares of the Company’s Common Stock available for issuance under the Plan.

(c)	The Committee shall also, without limitation, have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(d)

Notwithstanding anything in the Plan to the contrary, the Committee may grant Substitute Awards under the Plan. Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan. In the event that an entity acquired by or with which the Company or an Affiliate combines has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Committee, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of common stock of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of the Company’s common stock authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or an Affiliate prior to such acquisition or combination. In the event that a written agreement between the Company and an entity pursuant to which a merger, consolidation or statutory share exchange is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the entity, said terms and conditions shall be deemed to be the action of the Committee without any further action by the Committee, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be participants under the Plan.

(e)	Subject to the provisions of Section 21 (relating to adjustments due to changes in capital structure), the maximum number of shares with respect to which options may be granted under the Plan to any individual during any calendar year is 750,000, and the aggregate maximum number of shares that may be issued upon the exercise of incentive stock options shall equal the aggregate share number stated in Section 4(a). With respect to performance stock rights granted prior to January 1, 2005 and subject to the provisions of Section 21 (relating to adjustments due to changes in capital structure), the maximum number of shares payable under a performance stock right for any Performance Cycle (as defined in Section 12(a)) is 500,000 shares, or in the event the performance stock right is paid in cash, the equivalent cash value on the date the performance stock right would otherwise be settled in shares. The limitations in this Section 4(e) are to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

5. Eligibility

Awards may be granted to any officer, director or salaried employee of the Company or a Subsidiary that the Committee, or an authorized senior executive officer pursuant to Section 3(a), from time to time selects.

6. Price and Term of Options

(a)	The exercise price for shares purchased under each option will be determined by the Committee but shall not be less than 100% of the Fair Market Value of the shares of stock covered by the option on the date of grant of the option.

(b)	The term of each option shall be as determined by the Committee, but not in excess of ten years from the date it is granted. An option granted for an initial term of less than ten years may be extended by amendment for a period of up to ten years from the date of the initial grant, provided that no such amendment of an option shall be made without the prior consent of the optionee.

7. Limitations on Exercise of Options

(a)	Any minimum period during which an optionee must provide services or be continuously employed or any performance goals that must be met prior to an option becoming exercisable and the increments in which an option will become exercisable shall be set forth in the Award Agreement evidencing the option. Such provisions may be waived or modified by the Committee at any time. Absence on leave shall not be deemed an interruption of employment or services for purposes of the Plan, except as otherwise may be determined pursuant to Section 3(b) and except that with respect to incentive stock options a leave of absence shall be subject to any requirements of Section 422 of the Code.

(b)	Incentive stock options shall be granted to employees only. To the extent the aggregate Fair Market Value (determined at the time the options are granted) of the stock with respect to which any individual employee’s incentive stock options are exercisable for the first time during any calendar year exceeds $100,000, the portion in excess of $100,000 shall be treated as a nonqualified stock option. For purposes of this determination, incentive stock options granted under the Plan shall be aggregated with those granted under any other stock option plan of the Company. In interpreting and applying the provisions of the Plan, any option granted as an incentive stock option pursuant to the Plan shall, to the extent permitted by law and deemed appropriate by the Committee, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

8. Method of Exercise

Each exercise of an option granted hereunder, whether in whole or in part, shall be by written notice to the Chief Executive Officer of the Company, or his designee, designating the number of shares as to which the option is exercised, and shall be accompanied by payment in full for the number of shares so designated. Stock to be purchased under an option may be paid for (a) in cash, (b) in shares of the Company’s common stock (either through physical delivery or by attestation) already owned by the participant for at least six months (or any other period deemed appropriate by the Committee to avoid adverse accounting consequences to the Company) at their Fair Market Value on the date of exercise, (c) if and so long as the Company’s common stock is registered under

Section 12(b) or 12(g) of the Exchange Act, through delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of proceeds to pay the option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board, (d) in a combination of the foregoing methods, or (e) in such other consideration as the Committee in its discretion may permit. Fractional shares may not be purchased under an option, and fractional shares may not be delivered to the Company for payment of the option price.

9. Form of Option Agreement

Each Award Agreement evidencing an option shall contain the essential terms of the option and such other provisions as the Committee shall from time to time determine, but such Award Agreements need not be identical. If the option is an incentive stock option, the Award Agreement shall contain such terms and provisions relating to exercise and otherwise as may be necessary to render it an incentive stock option under the applicable provisions of the Code (presently Section 422 thereof), and the regulations thereunder.

10. Stock Appreciation Rights

(a)	The Committee may grant stock appreciation rights (“SARs”) to eligible individuals at any time on such terms and conditions as the Committee shall determine. A SAR may be granted in tandem with an option or alone (“freestanding”). The grant price of a freestanding SAR shall not be less than 100% of the Fair Market Value of the related shares on the date of grant and the grant price of a tandem SAR shall be equal to the exercise price of the related option.

(b)	The exercise of a SAR shall be by written notice to the Chief Executive Officer of the Company designating the number of shares as to which the SAR is exercised and shall be subject to such limitations as the Committee may deem appropriate. Upon exercise of the SAR, the holder may obtain payment of an amount equal to the difference between the SAR grant price and the Fair Market Value of the related shares on the date of exercise. Payment to the holder upon the exercise of a SAR may be made in shares of the Company’s common stock (at their Fair Market Value on the date of exercise), in cash, or partly in shares and partly in cash, at the discretion of the Committee.

11. Restricted Stock Rights

(a)	The Committee may grant any eligible individual restricted stock rights (“RSRs”) which entitle such individual to receive a stated number of shares of the Company’s common stock if the individual for a stated period remains continuously employed by, or provides services to, the Company or a Subsidiary or, following the employee’s Retirement, serves on the Board of Directors of the Company or in another capacity approved by the Committee (the “Restricted Period”), or meets certain performance goals. At the time an RSR is issued, the Committee shall designate the length of the Restricted Period and the service that will qualify under the Restricted Period and any performance goals; provided, however, in no event may the Restricted Period extend beyond the fifth anniversary date of the individual’s termination of employment or cessation of services. The Committee shall have full and final authority to select the individuals who receive RSRs and to specify the number of shares of stock subject to each RSR in its sole discretion or on whatever basis it determines appropriate, including, without limitation, performance measures. The Committee shall also have full and final authority to establish the other terms, conditions and definitions that govern RSRs.

(b)	The Company shall provide each holder of an unexpired RSR during the Restricted Period with dividend equivalents with respect to such RSRs. The Committee, in its sole discretion, may determine the form of payment of dividend equivalents, including cash, shares of the Company’s common stock or additional RSRs. Unless determined otherwise by the Committee, such dividend equivalents shall be paid as additional compensation in an amount of cash equal to the dividends that would have been payable to the holder of the RSR during the Restricted Period if the holder had owned the stock subject to the RSR and paid as near in time as reasonably practical to the applicable dividend payment dates.

(c)	At the expiration of each Restricted Period or the attainment of performance goals and provided all conditions relating to an RSR have been met, the Company shall issue to the holder the shares of stock which relate to such Restricted Period or performance goal or, at the discretion of the Committee, the Company may make a cash payment to the holder in an amount equal to the Fair Market Value of such shares (or any portion thereof) determined as of the settlement date or, alternatively, over such period as may be established by the Committee at the time of grant.

(d)	Upon grant of an RSR, the Company shall deliver to the recipient an Award Agreement which sets forth the terms and conditions of the RSR.

12. Performance Stock Rights

(a)	The Committee may grant to an eligible individual performance stock rights (“PSRs”) which entitle such individual to receive a stated number of shares of the Company’s common stock if certain specified performance goals are attained (“Performance Goals”) within a stated three-year or other stated performance period (the “Performance Cycle”). The Committee shall have full and final authority to select the individuals who receive PSRs, to specify the number of shares of stock subject to each such right, to establish the Performance Goals, to establish the Performance Cycle and to establish the terms, conditions and definitions that govern such rights.

(b)	The Committee shall establish Performance Goals for each Performance Cycle on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select During any Performance Cycle, the Committee may adjust the Performance Goals for such Performance Cycle as it deems appropriate in recognition of unusual or nonrecurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine; provided, however, that for any Performance Cycle commencing prior to January 1, 2005, the Committee may not adjust Performance Goals for any participant who is a covered employee for purposes of Section 162(m) of the Code for the year in which such PSR (or any portion thereof) is settled in such a manner as would increase the amount of compensation otherwise payable to such covered employee.

(c)	As soon as practical after the end of a Performance Cycle (or any interim measurement period within the Performance Cycle), the Committee shall determine the extent to which a PSR has been earned on the basis of performance in relation to the established Performance Goals. To the extent that the Performance Goals of a PSR are satisfied, the Company shall settle the earned portion of the PSR by the issuance and delivery of unrestricted shares equal to the number of earned shares, or, at the discretion of the Committee, by the payment of cash in an amount equal to the Fair Market Value of the earned shares on the date the PSR would otherwise be settled in shares or by a combination of cash and shares. If the Performance Goals are not met by the expiration of the Performance Cycle, the PSR shall expire and the holder thereof shall have no further rights thereunder.

(d)	Upon granting a PSR, the Company shall issue to the recipient an Award Agreement which sets forth the terms and conditions of the PSR.

(e)	The Company shall not make dividend equivalent payments with respect to shares subject to PSRs.

13. Other Stock-Based Awards

The Committee may grant any eligible individual other incentives payable in, or based upon the value of, shares of the Company’s common stock and subject to such terms and conditions as the Committee deems appropriate. Upon grant of such an Award, the Company shall deliver to the recipient an Award Agreement which sets forth the terms and conditions of such Award.

14. Termination of Employment, Retirement, Disability and Death

(a)	In the event the employment of a Plan participant by the Company or a Subsidiary terminates, then, unless otherwise provided in the Award Agreement or by action of the Committee at any time, any unexercised option or SAR granted to such participant may be exercised, but only to the extent exercisable on the date of termination of employment, at any time within three months following such termination of employment, except that:

(i)	If the participant’s termination of employment is on account of Retirement, then the option or SAR, to the extent exercisable at the date of termination of employment, may be exercised at any time prior to the expiration of its stated term, but in no event later than the fifth anniversary date of the participant’s termination of employment.

(ii)	If the participant’s termination of employment is on account of a permanent and total disability within the meaning of Section 22(e)(3) of the Code, then the option or SAR, to the extent exercisable at the date of termination of employment, may be exercised prior to the earlier of the one-year anniversary of the date of termination or the expiration of the term set forth in the Award Agreement.

(iii)	If the participant’s termination of employment is caused by the death of the participant, then the option or SAR may be exercised at any time prior to the expiration of the term stated in the Award Agreement by the person(s) to whom the participant’s rights pass by will or by operation of law without regard to any requirements related to continued employment or installment vesting.

(iv)	If the participant dies following termination of employment and during the period in which the option or SAR is exercisable under paragraph (i) or (ii) of this Section 14(a), then, to the extent the option or SAR was vested at the date of the participant’s termination of employment, the option or SAR may be exercised at any time prior to the expiration of the term stated in the Award Agreement by the person(s) to whom the participant’s rights pass by will or by operation of law.

(b)	Any portion of an option or SAR that is not exercisable on the date of termination of the participant’s employment shall terminate on such date, unless the Committee determines otherwise.

(c)	To the extent that the option or SAR of any deceased or disabled participant or of any participant whose employment has terminated shall not have been exercised within the time periods provided above, all further rights to exercise such option or SAR shall terminate at the expiration of the applicable period.

(d)	In the event a holder of an RSR issued under the provisions of Section 11 fails to satisfy the employment, service or performance requirements of the RSR, such holder shall lose the right to receive stock or cash under the provisions of the RSR, except that in the event a holder of an RSR is unable to satisfy such employment or service requirements because of Retirement, death or disability within the meaning of Section 22(e)(3) of the Code, then as soon as practical following Retirement, the date of death or the date of termination of employment due to determination of disability (the “Disability Termination Date”), the holder or the personal representative of the holder’s estate, as the case may be, shall be issued shares of the Company’s common stock equal in number to the total number of unissued shares covered by such RSR or, in lieu thereof, at the request of such holder or personal representative, receive a cash payment equal to the Fair Market Value of such shares (or any portion thereof) at the date of Retirement, death or the Disability Termination Date, as the case may be.

(e)	Except as provided in Section 22, in the event the employment of an employee who holds a PSR granted under the provisions of Section 12 terminates for any reason prior to the expiration of the Performance Cycle specified in the PSR, then, except to the extent the Committee may decide otherwise in select situations, such employee shall lose all rights to thereafter receive any stock or payment under such PSR.

(f)	If a corporation ceases to be a Subsidiary of the Company, then, except to the extent the Committee determines otherwise, employees of such corporation shall be deemed to have terminated their employment with the Company or a Subsidiary of the Company for purposes of this Section 14 as of the date such corporation’s status as a Subsidiary terminates.

15. Forfeiture

Subject to the Committee’s discretion, the grant of any Award under the Plan may be conditioned on the participant’s agreement to forfeit unexercised Awards and pay the value of previously exercised or settled Awards to the Company in the event that the participant engages in any activity in competition with the Company or otherwise contrary to the Company’s interests while employed by the Company or a Subsidiary or within a specified period following termination of employment or exercise or settlement of an Award.

16. Transferability

Except as otherwise provided in this Section 16, Awards shall not be transferable other than by will or the laws of descent and, except to the extent the participant designates one or more beneficiaries on the Company-approved form for the Plan who may exercise the Award or receive payment under the Award after the participant’s death. During the participant’s lifetime, an Award may be exercised only by the participant or, in the event the participant becomes legally incompetent, by the participant’s guardian or legal representative. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Committee, in its discretion, may permit a participant to assign or transfer an Award subject to such terms and conditions as the Committee may specify.

17. Withholding

The Company may require the holder of an Award to pay to the Company the amount of (a) any taxes that the Company is required to withhold with respect to the grant, exercise, payment or settlement of an Award. (“tax withholding obligations”) and (b) the amounts due from the participant to the Company (“other obligations”). The Company shall not be required to issue any shares of the Company’s common stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

The Committee may permit or require a participant to satisfy all or part of the participant’s tax withholding obligations and other obligations by (a) paying cash to the Company, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the participant, (c) having the Company withhold a number of shares of the Company’s common stock that would otherwise be issued to the participant (or become vested, in the case of RSRs or stock subject to restrictions) having a Fair Market Value equal to the tax withholding obligations and other obligations, or (d) surrendering a number of shares of the Company’s common stock the participant already owns having a value equal to the tax withholding obligations and other obligations. The value of the shares so withheld may not exceed the employer’s minimum required tax withholding rate, and the value of the shares so tendered may not exceed such rate to the extent the participant has owned the tendered shares for less than six months, if such limitations are necessary to avoid adverse accounting consequences to the Company.

18. Rights as Shareholder

Neither a person to whom an Award is granted, nor such person’s legal representative, heir, legatee, distributee or permitted transferee shall be deemed to be the holder of, or to have any rights of a holder with respect to, any shares subject to such Award until after the shares are issued.

19. Amendments to the Plan

The Company’s Board of Directors may make such amendments to the Plan at any time and in such respects as it shall deem advisable, provided that:

(a)	Without the consent of the applicable participant, no amendment shall be made that would constitute a “modification” to an incentive stock option outstanding on the date of such amendment or would materially adversely affect any Award previously granted under the Plan or deprive any participant of any shares of stock of the Company that the participant may have acquired through or as a result of the Plan.

(b)	To the extent required by applicable law, regulation or stock exchange rule, any such amendment shall be submitted to the shareholders of the Company for their approval at the next annual or special meeting after adoption by the Board of Directors, and if such shareholder approval is not obtained, the amendment, together with any actions taken under the Plan on the necessary authority of such amendment, shall be null and void.

20. Termination of the Plan

The Plan shall remain in effect until all the shares of the Company’s common stock authorized under Section 4(a) have been issued or until the Plan is otherwise terminated by the Company’s Board of Directors; provided, however, that no incentive stock option shall be granted more than ten years after the date on which the Plan is approved by the shareholders of the Company. Termination of the Plan shall not affect outstanding Awards.

21. Changes in Capital Structure

Except as otherwise provided in Section 22, in the event the outstanding shares of common stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split, spin-off, combination of shares, dividend payable in shares, rights offering, change in the corporate structure of the Company, or otherwise, then the Committee shall make proportional adjustments to the maximum number and class of shares subject to the Plan and to the maximum number and class of shares with respect to which Awards may be granted or paid to any individual participant as set forth in Sections 4(a) and (c). In addition, in such circumstances the Committee shall make an appropriate adjustment to the number and class of shares as to which outstanding Awards, or portions thereof then unexercised, shall be exercisable or settled and the per share price of such shares, to the end that the participant’s proportionate interest shall be maintained as before the occurrence of such event, without any change in the total price applicable to the unexercised portion of any Award. The Committee may make adjustments necessary to prevent accretion or to protect against dilution in the number and kind of shares authorized by the Plan and with respect to outstanding Awards in the number and kind of shares covered thereby and in the applicable exercise price of outstanding Awards. Without limitation on the foregoing, in the event of an extraordinary cash dividend or a business combination in which shareholders of the Company receive some cash, the Committee may adjust the respective exercise prices of outstanding Awards in order to maintain the intrinsic value of outstanding Awards. Any such adjustments made by the Committee pursuant to this Section 21 shall be conclusive.

22. Change in Control

(a)	Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided in the Award agreement if, while any Awards remain outstanding under the Plan, a Change in Control of the Company shall occur, then:

(i)	All options and SARs granted under the Plan that are outstanding at the time of such Change in Control shall become exercisable in full immediately prior to the Change in Control;

(ii)	To the extent deemed earned, each outstanding PSR shall become immediately payable in cash, and the remainder of each outstanding PSR shall be canceled for no value. All outstanding PSRs shall be deemed to have been earned to the extent of the greater of:

(1)	The number of shares of the Company’s common stock determined by the Committee based on the extent to which the Performance Goals specified in the Award Agreement have been achieved during the portion of the Performance Cycle ending on the last day of the last fiscal quarter of the Company ending on or before the date of the Change in Control; or

(2)	The number of shares of the Company’s common stock equal to the product of the target shares identified in the Award Agreement multiplied by a fraction with a numerator equal to the whole number of calendar months beginning with the month in which the Award was granted and ending on the date of the Change in Control and a denominator equal to the whole number of calendar months in the entire Performance Cycle specified in the Award Agreement, less any shares previously issued under the Award Agreement.

(iii)	All restrictions with respect to RSRs shall lapse and all outstanding RSRs shall be settled by a payment in cash to each holder of such Award; and

(iv)	All other restrictions with respect to outstanding Awards not described in paragraphs (i) through (iii) of this Section 22(a) shall lapse, and such Awards shall be fully vested and nonforfeitable.

(b)	For purposes of this Section 22, with respect to determining the cash equivalent value of an RSR or PSR or the spread payable upon exercise of a SAR, the Fair Market Value of a share of the Company’s stock shall be deemed to equal the greater of (i) the Fair Market Value of a share of stock as of the date on which a Change in Control occurs and (ii) the highest price of a share of stock which is paid or offered to be paid, by any Person or entity, in connection with any transaction which constitutes a Change in Control.

(c)	The phrase “immediately prior to the Change in Control” shall be understood to mean sufficiently in advance of a Change in Control to permit the holder of an Award to take all steps reasonably necessary to exercise all options and SARs and take any actions with respect to the shares of stock underlying Awards of any nature so that such shares may be treated in the same manner as the shares of stock of other shareholders in connection with the Change in Control.

23. Approvals

The granting of Awards, the issuance of shares of Common Stock and the obligations of the Company under the Plan are subject to all applicable laws, rules and regulations and to such approvals by any governmental authorities, agencies or national securities exchanges as may be required. Shares shall not be issued with respect to an Award unless the exercise and the issuance and delivery of the shares comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the Code, the respective rules and regulations promulgated thereunder, and the requirements of any stock exchange or market on which the shares may then be listed or traded, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Inability of the Company to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability for the nonissuance or sale of such shares. The Board of Directors may require any action or agreement by a holder of an Award as may from time to time be necessary to comply with the federal and state securities laws. The Company shall not be obliged to register stock issued under the Plan or options or any other rights to acquire stock granted under the Plan.

24. No Individual Rights

No individual or participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of participants under the Plan.

Nothing in this Plan or any Award granted pursuant hereto shall be deemed to constitute an employment contract or confer or be deemed to confer upon any individual any right to continue in the employ of, or to continue any other relationship with, the Company or any Subsidiary of the Company or to interfere in any way with the right of the Company or any Subsidiary, in its sole discretion, to terminate such individual’s employment or other relationship at any time.

25. Effect on Other Employee Benefit Plans

The value of Awards granted under the Plan shall not be included as compensation, earnings, salaries or other similar terms used when calculating the participant’s benefits under any employee benefit plan sponsored by or contributed to by the Company or any Subsidiary except as such plan otherwise expressly provides.

26. No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any money or other property, or shares of the Company’s common stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any participant, and no participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

27. Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

28. Choice of Law

The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law.

29. Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

30. Original Effective Date of the Plan

The original effective date of this Plan is May 7, 1997.

ADMISSION TICKET

Annual Meeting of Shareholders

May 4, 2005, 11:00 a.m. Pacific Time

Safeco Plaza Auditorium, Level M

Seattle, WA 98185

DRIVING DIRECTIONS
Traveling North on I-5:
• Interstate 5 North to the N.E. 45th St. Exit.
• Turn right on N.E. 45th St.
• Safeco is located on the corner of N.E. 45th St. & Brooklyn Ave. N.E.
Traveling South on I-5:
• Interstate 5 South to the N.E. 45th St. Exit.
• Turn left on N.E. 45th St.
• Safeco is located on the corner of N.E. 45th St. & Brooklyn Ave. N.E.
PARKING
Parking is available at public lots identified on the map, at shareholders’ own expense.

Note: If you plan to attend the Annual Meeting of Shareholders, please so indicate by marking the appropriate box on the attached proxy card. If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video, still photography or audio recording at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

This Admission Ticket should not be returned with your proxy but should be retained and brought with you to the Annual Meeting.

SAFECO CORPORATION
Proxy Solicited on Behalf of the Board of Directors of the Corporation
for the Annual Meeting of Shareholders
May 4, 2005

If I am a registered shareholder, I, by signing the reverse, appoint Michael S. McGavick and Christine B. Mead, each with full power of substitution, as the true and lawful attorneys and proxies for me, to represent and vote my shares at the Annual Meeting of Shareholders of Safeco Corporation to be held at the Safeco Auditorium, Safeco Plaza, Seattle, Washington 98185 at 11:00 a.m. on May 4, 2005, and any adjournment or postponement thereof, and to represent and vote my shares in the transaction of such business as may properly come before the meeting.

If I am a participant in the Safeco 401(k)/Profit-Sharing Retirement Plan’s Safeco Stock Ownership Fund, I, by signing the reverse, direct Wells Fargo Bank, N.A., trustee of such fund, to vote my shares as indicated on the reverse, or if not so indicated, in accordance with the plan document as described in the proxy statement.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but, if you are a registered shareholder, you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies named above cannot vote your shares unless you sign and return this card.

(Continued, and to be signed and dated, on reverse side.)

To include any comments, please mark this box.	☐	SAFECO CORPORATION P.O. BOX 11276 NEW YORK, NY 10203-0276

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 Hours a Day - 7 Days a Week Save Your Company Money - It’s Fast and Convenient

INTERNET		TELEPHONE		MAIL
https://www.proxyvotenow.com/safc		1-866-252-6915

• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR

•   Mark, sign and date your proxy card.

•   Detach your proxy card from the admission ticket.

•   Return your proxy card in the postage-paid envelope provided.

•   Do not mail more than one proxy card per return envelope.

Your telephone or Internet vote authorizes the proxyholders named in the proxy to vote your shares in the manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy card. The deadline for telephone and Internet voting is 5:00 p.m., Eastern Time, May 3, 2005 for registered shareholders and 11:59 p.m., Eastern Time, May 2, 2005 for participants in the Safeco 401(k) Profit-Sharing Retirement Plan’s Safeco Stock Ownership Fund.

For shareholders who have elected to receive Safeco’s Proxy Statement and Annual Report electronically, you can now view the 2005 Annual Meeting materials on the Internet by pointing your browser to http://www.safeco.com/ar.

YOUR VOTE IS IMPORTANT THANK YOU FOR VOTING

☐	ê DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ê

Please mark, sign, date and return this proxy card promptly using the enclosed envelope.	☒ Votes must be indicated (x) in black or blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4.

1.	ELECTION OF DIRECTORS

	FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS* (as marked below)	☐	4.	APPROVE THE SAFECO LONG-TERM INCENTIVE PLAN OF 1997 AS AMENDED AND RESTATED FEBRUARY 2, 2005	FOR ☐	AGAINST ☐	ABSTAIN ☐

Nominees:	01 - Joseph W. Brown, 02 - Phyllis J. Campbell, 03 - Kerry Killinger and 04 - Gary Locke.	This proxy when properly executed will be voted as directed herein. IF NO DIRECTION IS GIVEN, THE PROXIES NAMED ON THE REVERSE SIDE INTEND TO VOTE THE SHARES TO WHICH THIS PROXY RELATES “FOR” PROPOSALS 1, 2, 3 AND 4. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The undersigned hereby revokes all prior proxies given by the undersigned to vote at the meeting or any adjournment or postponement thereof.
INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the space provided below.
*EXCEPTIONS

2.	RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS SAFECO’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2005	FOR ☐	AGAINST ☐	ABSTAIN ☐	To change your address, please mark this box and make edits at left.	☐

3.	APPROVE PROGRAM TO QUALIFY EXECUTIVE COMPENSATION FOR TAX DEDUCTIBILITY	FOR ☐	AGAINST ☐	ABSTAIN ☐	I/We plan to attend the Annual Meeting (admission ticket attached)	☐

					I/We would like to receive future distributions of Safeco’s Proxy Statement and Annual Report electronically.	☐
S C A N L I N E
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

Date	Share Owner sign here	Co-Owner sign here